Exhibit 10.15

FI N° 31.593 (DE)
Serapis N° 2011 0159

AGCO R&D

Finance Contract

between the

European Investment Bank

and

AGCO International Holdings B.V.

Grubbenvorst, 18 December 2014
Luxembourg, 18 December 2014

THIS CONTRACT IS MADE BETWEEN:

The European Investment Bank, having its seat at 98-100 blvd Konrad Adenauer, Luxembourg L-2950, Luxembourg, represented by Ms Elina Kamenitzer, Head of Division, and Ms Wiebke Jardet, Head of Division,
(the ‘‘Bank’’)

of the first part, and

AGCO International Holdings B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of The Netherlands having its registered office at Horsterweg 66a, 5971NG Grubbenvorst, The Netherlands and registered with the trade register of the commercial register of the Chamber of Commerce in The Netherlands under number 12067080, represented by Mr Paul Huijsmans, Authorized Representative, and Mr Gary Rollinson, Authorized Representative,
(the ‘‘Borrower’’)

of the second part.

WHEREAS:

(1)
AGCO Corporation, a company organised under the laws of Delaware, United States of America (the “Guarantor”), has stated that its group is undertaking an investment programme in Germany, Finland and France concerning the research and development related to agricultural tractors and engines in the period 2015-2018 (the “Project”), as more particularly described in the technical description set out in Schedule A (the “Technical Description”).

(2)
The Guarantor holds, indirectly through Massey Ferguson Corp., a company incorporated in the State of Delaware, United States of America, 100% (one hundred per cent) of the Borrower’s issued share capital and voting rights.

(3)
The total cost of the Project, as estimated by the Bank, is approximately EUR 408,900,000 (four hundred and eight million and nine hundred thousand euros), to be partly financed by the Guarantor’s own funds and other external funds available to the group.

(4)
In order to fulfil the financing plan described in Recital (3), the Borrower has requested from the Bank a credit equivalent to EUR 200,000,000 (two hundred million euros) for the financing of the Project.

(5)
The financial obligations of the Borrower under this finance contract (the “Contract”) are to be guaranteed by the Guarantor under a guarantee and indemnity (the “Guarantee”) by execution of a deed of guarantee and indemnity and project implementation agreement in the form attached to this Contract as Schedule D (the “Guarantee Agreement”).

(6)	The Guarantor shall comply with the provisions of the Guarantee Agreement at all times.

(7)	The Guarantor’s shares are listed on the New York Stock Exchange. As of the date of this Contract, the Guarantor has issued around 90 million shares.

(8)
The Bank, considering that the financing of the Project falls within the scope of its functions, and having regard to the statements and facts cited in these Recitals, has decided to give effect to the Borrower’s request providing to it a credit in an amount equivalent to EUR 200,000,000 (two hundred million euros) under this Contract; provided that the amount of the Bank’s loan shall not, in any case, exceed 50% (fifty per cent) of the total cost of the Project set out in Recital (3).

(9)
The board of managing directors and the sole shareholder of the Borrower have authorised the borrowing of the sum equivalent to EUR 200,000,000 (two hundred million euros) represented by this credit on the terms and conditions set out in this Contract; copies of such authorisations are set out in Annex I. It has been duly certified to the Bank by the Borrower that such borrowing is within the corporate powers of the Borrower.

(10)
The Statute of the Bank provides that the Bank shall ensure that its funds are used as rationally as possible in the interests of the European Union. Accordingly, the terms and conditions of the Bank's loan operations must be consistent with relevant EU policies.

(11)
The Bank considers that access to information plays an essential role in the reduction of environmental and social risks, including human rights violations, linked to the projects it finances. The Bank has therefore established its transparency policy, the purpose of which is to enhance the accountability of the Bank’s group towards its stakeholders and the EU citizens in general, by giving access to information that will enable them to understand its governance, strategy, policies, activities and practices.

(12)
The processing of personal data shall be carried out by the Bank in accordance with applicable European Union legislation on the protection of individuals with regard to the processing of personal data by the EU institutions and bodies and on the free movement of such data.

(13)
Under current law, the Bank is exempt from withholding under FATCA pursuant to the Intergovernmental Agreement entered into between Luxembourg and the United States on 28 March 2014 implementing the Foreign Account Tax Compliance provisions of the U.S. Hiring Incentives to Restore Employment Act of 2010.

NOW THEREFORE it is hereby agreed as follows:

INTERPRETATION AND DEFINITIONS

(a)	Interpretation

(i)
References in this Contract to Articles, Recitals, Schedules and Annexes are, save if explicitly stipulated otherwise, references respectively to articles of, and recitals, schedules and annexes to this Contract.

(ii)	References in this Contract to a provision of law are references to such provision as amended or re-enacted.

(iii)	References in this Contract to any other agreement or instrument are references to such other agreement or instrument as amended, novated, supplemented, extended or restated.

(b)	Definitions
In this Contract:
“Acceptance Deadline” for a notice means:

(a)	16h00 Luxembourg time on the day of delivery, if the notice is delivered by 14h00 Luxembourg time on a Business Day; or

(b)	11h00 Luxembourg time on the next following day which is a Business Day, if the notice is delivered after 14h00 Luxembourg time on any such day or is delivered on a day which is not a Business Day.
“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director, officer or partner of such Person. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether through the ownership of Equity Interests, by contract or otherwise.
“AGCO Credit Agreement” means Amended and Restated Credit Agreement dated 30 June 2014, among the Guarantor, certain Subsidiaries of the Guarantor, the lenders named therein and Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland”, New York branch, as administrative agent, as such may be amended, supplemented, modified, extended, replaced or refinanced from time to time; however, with regard to any amendments, supplements, modifications, extensions, replacements or refinancing, only to the extent such have been made publicly available on the website of the U.S. Securities and Exchange Commission or provided by the Borrower or the Guarantor to the Bank.
“Applicable Accounting Standards” means, as of the date of this Contract, GAAP; provided, however, that the Borrower and/or the Guarantor (as applicable) may, upon not less than 60 (sixty) days prior written notice to the Bank, change to IFRS; provided, however, (a) such notice of its change to IFRS shall be accompanied by a description in reasonable detail of any material variation between the application of accounting principles under GAAP and the application of accounting principles under IFRS in calculating the financial covenants under Article 6.06A of this Contract and Article 5.14 of the Guarantee Agreement and the reasonable estimates of the difference between such calculations arising as a consequence thereof, and (b) if such change is deemed by the Bank to be material or detrimental to the Bank, such change shall not be effective for purposes of calculating the financial covenants under Article 6.06A of this Contract and Article 5.14 of the Guarantee Agreement until the parties to this Contract and the Guarantee Agreement have agreed upon amendments to the financial covenants contained in this Contract and the Guarantee Agreement to reflect any change in such basis.
“Authorized Representative” means any two members of the Borrower’s board of managing directors acting jointly, pursuant to the articles of association of the Borrower.

“Board of Directors” means (a) with respect to a corporation, the board of directors of such corporation or a duly authorized committee of the board of directors, (b) with respect to a partnership, the board of directors or similar body of the general partner (or, if more than one general partner, the managing general partner) of such partnership, and (c) with respect to a limited liability company, any managing or other authorized committee of such limited liability company or any board of managing directors or similar body of any managing member.
“Business Day” means a day (other than a Saturday or Sunday) on which the Bank and commercial banks are open for general business in Luxembourg.
“Capitalized Leases” means all leases that have been or should be, in accordance with Applicable Accounting Standards, recorded as capitalized leases on a balance sheet of the lessee, excluding operating leases.
“Cash Equivalents” means, for any Person, any of the following, to the extent owned by such Person free and clear of all Liens, other than Permitted Liens and having a maturity of not greater than 1 (one) year from the date of acquisition: (a) readily marketable direct obligations of the government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the government of the United States, (b) readily marketable direct obligations denominated in USD of any other sovereign government or any agency or instrumentality thereof which are unconditionally guaranteed by the full faith and credit of such government and which have a rating equivalent to at least “Prime-1” (or the then equivalent grade) by Moody’s or “A-1” (or the then equivalent grade) by Standard & Poor’s, (c) insured certificates of deposit of, time deposits, or bankers’ acceptances with any commercial bank that issues (or the parent of which issues) commercial paper rated as described in clause (d) below, is organized under the laws of the United States or any state thereof or is a foreign bank or branch or agency thereof acceptable to the Bank and, in any case, has combined capital and surplus of at least USD 1,000,000,000 (or the foreign currency equivalent thereof) or (d) commercial paper issued by any corporation organized under the laws of any state of the United States or any commercial bank organized under the laws of the United States or any state thereof or any foreign bank, in each case rated at least “Prime-1” (or the then equivalent grade) by Moody’s or “A-1” (or the then equivalent grade) by Standard & Poor’s.
“Change-of-Control Event” has the meaning given to it in Article 4.03A(3).
“Change-of-Law Event” has the meaning given to it in Article 4.03A(4).
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Compliance Certificate” means a certificate substantially in the form set out in Schedule E.
“Consolidated” refers to the consolidation of accounts in accordance with Applicable Accounting Standards, except that, in the case of the Guarantor, notwithstanding Applicable Accounting Standards, “Consolidated” shall refer to the consolidation of accounts of the Guarantor and its Subsidiaries, with any Finance Company being accounted for on an equity basis of accounting.
“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period, plus (a) without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (i) Consolidated Net Interest Expense for such period, (ii) amounts in respect of taxes imposed on or measured by income or excess profits (other than income taxes (either positive or negative) attributable to extraordinary and non-recurring gains or losses on sales of assets, to the extent such gains or losses are not included in the definition of Consolidated Net Income), (iii) depreciation and amortization expense, (iv) extraordinary or non-recurring cash expenses, and (v) all other non-cash items reducing Consolidated Net Income (other than items that will require cash payments and for which an accrual or reserve is, or is required by Applicable Accounting Standards to be, made), minus (b) all non-cash items or extraordinary or non-recurring gains increasing Consolidated Net Income for such period, all as determined in accordance with Applicable Accounting Standards.

“Consolidated Interest Expense” means, for any period, the interest expense of the Guarantor and its Subsidiaries calculated on a consolidated basis for such period with respect to all outstanding Indebtedness of the Guarantor and its Subsidiaries allocable to such period in accordance with Applicable Accounting Standards (including, without limitation, interest expense under Capitalized Leases that is treated as interest in accordance with Applicable Accounting Standards, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under all interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and interest rate insurance to the extent such net costs are allocable to such period in accordance with Applicable Accounting Standards).
“Consolidated Interest Income” means, for any period, the sum of all amounts that would be included, for purposes of determining Consolidated Net Income, as income of the Guarantor and its Subsidiaries for such period in respect of interest payments by third parties to the Guarantor and its Subsidiaries.
“Consolidated Net Income” means, for any period, the net income (or deficit) of the Guarantor and its Subsidiaries for such period (taken as a cumulative whole), after deducting all operating expenses, provisions for all taxes and reserves (including reserves for deferred income taxes) and all other proper deductions, after eliminating all intercompany transactions and after deducting portions of income properly attributable to minority interests, if any, in the stock and surplus of Subsidiaries, provided that there shall be excluded for purposes of calculating Consolidated Net Income: (a) the income (or deficit) of any Person (other than a Subsidiary) in which the Guarantor or any Subsidiary has an ownership interest, except to the extent that any such income has been actually received by the Guarantor or such Subsidiary in the form of cash dividends or similar distributions; (b) the undistributed earnings of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary; (c) any aggregate net gain or aggregate net loss during such period arising from the sale, exchange or other disposition of capital assets (such term to include all fixed assets, whether tangible or intangible, all Inventory sold in conjunction with the disposition of fixed assets, and all securities); (d) any write-up of any asset, or any write-down of any asset other than Receivables or Inventory; (e) any net gain from the collection of the proceeds of life insurance policies; (f) any gain or loss arising from the acquisition of any securities, or the extinguishment, under Applicable Accounting Standards, of any Indebtedness, of the Guarantor or any Subsidiary; and (g) any net income or gain or any net loss during such period from any change in accounting, from any discontinued operations or the disposition thereof, from any extraordinary events or from any prior period adjustments.
“Consolidated Net Interest Expense” means, for any period, (a) Consolidated Interest Expense for such period, minus (b) Consolidated Interest Income for such period.
“Consolidated Net Tangible Assets” means the total assets of the Guarantor and its Subsidiaries on a Consolidated basis after deducting therefrom (a) all current liabilities (except for indebtedness payable by its terms more than one year from the date of incurrence thereof or renewable or extendible at the option of the obligor for a period ending more than one year after such date of incurrence) and (b) all goodwill, trade names, trademarks, franchises, patents, unamortized debt discount and expense, organization and developmental expenses and other like segregated intangibles, all as computed in accordance with Applicable Accounting Standards; provided, that any items constituting deferred income taxes, deferred investment tax credit or other similar items shall not be taken into account as a liability or as a deduction from or adjustment to total assets.
“Contract” has the meaning given to it in Recital (5).
“Credit” has the meaning given to it in Article 1.01.
“Criminal Offence” means any of the following criminal offences, as applicable: fraud, corruption, coercion, collusion, obstruction, money laundering and financing of terrorism.
“Deferment Indemnity” means an indemnity calculated on the amount of disbursement deferred or suspended at the percentage rate (if higher than zero) by which:
- the interest rate net of the Margin that would have been applicable to such amount had it been disbursed to the Borrower on the Scheduled Disbursement Date exceeds

- the Relevant Interbank Rate (one month rate) less 0.125% (12.5 basis points), unless this value is less than zero, in which case it will be set at zero.
Such indemnity shall accrue from the Scheduled Disbursement Date to the Disbursement Date or, as the case may be, until the date of cancellation of the Notified Tranche in accordance with this Contract.
“Disbursement Notice” means a notice from the Bank to the Borrower pursuant to and in accordance with Article 1.02C.
“Disbursement Request” means a notice substantially in the form set out in Schedule C.1.
“Disruption Event” means either or both of:

(a)
a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with this Contract; or

(b)
the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of either the Bank or the Borrower, preventing that party from:

(i)	performing its payment obligations under this Contract; or

(ii)	communicating with other parties,
and which disruption (in either such case as per (a) or (b) above) is not caused by, and is beyond the control of, the party whose operations are disrupted.
“Domestic Subsidiary” means any Subsidiary of the Guarantor that is organized or formed under the laws of the United States or any jurisdiction thereof.
“Equity Interests” means shares of the capital stock (including common and preferred shares), partnership interests, membership interest in a limited liability company, beneficial interests in a trust or other equity interests in a Person.
“EURIBOR” has the meaning given to it in Schedule B.
“EUR” or “euro” means the lawful currency of the Member States of the European Union which adopt or have adopted it as their currency in accordance with the relevant provisions of the Treaty on European Union and the Treaty on the Functioning of the European Union or their succeeding treaties.
“European Term Loan Credit Agreement” means a certain credit agreement dated 2 May 2011, by and among, AGCO International GmbH, as borrower, the Guarantor, and Rabobank, as a lender and as administrative agent for the lenders.
“Event of Default” means any of the circumstances, events or occurrences specified in Article 10.01.
“FATCA” means:

(a)	Sections 1471 to 1474 of the Code or any associated regulations or other official guidance;

(b)
any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the United States and any other jurisdiction, which (in either case) facilitates the implementation of paragraph (a) above; or

(c)
any agreement pursuant to the implementation of paragraphs (a) or (b) above with the U.S. Internal Revenue Service, the U.S. government or any governmental or taxation authority in any other jurisdiction.

“Final Availability Date” means a date falling 12 (twelve) months from the date of this Contract.
“Finance Company” means any of AGCO Finance LLC, AGCO Finance Canada, Ltd., Agricredit Ltd., Agricredit Ltd. Ireland, Agricredit S.N.C., Agricredit GmbH, Agricredit do Brasil, Ltda. and any other Person (a) not a Subsidiary of the Guarantor, (b) in whom the Guarantor or its Subsidiaries holds an Investment, and (c) which is engaged primarily in the business of providing retail financing to purchasers of agricultural equipment.
“Fiscal Quarter” means each 3 (three) month period beginning on the first day of each of the following months: January, April, July and October.

“Fiscal Year” means a year commencing on January 1 and ending on December 31.
“Fixed Rate” means an annual interest rate determined by the Bank in accordance with the applicable principles from time to time laid down by the governing bodies of the Bank for loans made at a fixed rate of interest, denominated in the currency of the Tranche and bearing equivalent terms for the repayment of capital and the payment of interest. Fixed Rate shall include the Margin.
“Fixed Rate Tranche” means a Tranche on which Fixed Rate is applied.
“Floating Rate” means a fixed-spread floating interest rate, that is to say an annual interest rate determined by the Bank for each successive Floating Rate Reference Period equal to the Relevant Interbank Rate plus the Spread.
“Floating Rate Reference Period” means each period from one Payment Date to the next relevant Payment Date; the first Floating Rate Reference Period shall commence on the date of disbursement of the Tranche.
“Floating Rate Tranche” means a Tranche on which Floating Rate is applied.
“Funded Debt” means without double-counting, with respect to the Guarantor on a Consolidated basis, as of any date of determination, all obligations of the type described in clauses (a) to (d) of the definition of “Indebtedness” and any Guaranty of any of the foregoing for which a demand for payment has been received.
“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accounts and the statements and pronouncements of the Financial Accounting Standards Board which are applicable to the circumstances as of the date of determination consistently applied.
“Group” means the Borrower, the Guarantor and the Guarantor’s Material Subsidiaries.
“Guarantee” has the meaning given to it in Recital (5).
“Guaranty” as applied to any Indebtedness, lease or other obligations (each a “primary obligation”), means and includes (a) any guaranty, direct or indirect, in any manner, of any part or all of such primary obligation, and (b) any agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of any part or all of such primary obligation, including, without limiting the foregoing, any reimbursement obligations as to amounts drawn down by beneficiaries of outstanding letters of credit, and any obligation of such Person (the “primary obligor”), whether or not contingent, (i) to purchase any such primary obligation or any property or asset constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of such primary obligation or (2) to maintain working capital, equity capital or the net worth, cash flow, solvency or other balance sheet or income statement condition of any other Person, (c) to purchase property, assets, securities or services primarily for the purpose of assuring the owner or holder of any primary obligation of the ability of the primary obligor with respect to such primary obligation to make payment thereof or (d) otherwise to assure or hold harmless the owner or holder of such primary obligation against loss in respect thereof; provided, however, “Guaranty” shall not include non- binding comfort letters limited to corporate intent or policies.
“Guarantee Agreement” has the meaning given to it in Recital (5).
“Guarantor” has the meaning given to it in Recital (1).
“Hedging Obligations” means obligations under any agreement with respect to any cap, swap, collar, forward, listed future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more interest rates, currency exchange rates, or commodity prices, and designed to provide protection against fluctuations in interest rates, currency exchange rates or commodity prices, whether or not any such transaction is governed by or subject to any master agreement.
“IFRS” means the International Financial Reporting Standards, as promulgated by the International Accounting Standards Board.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication): (a) the principal of and premium (if any) in respect of (i) indebtedness of such Person for money borrowed and (ii) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (b) all obligations under Capitalized Leases of such Person; (c) all obligations of such Person issued or assumed as the deferred purchase price of property or services, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (excluding trade accounts payable and accrued liabilities arising in the ordinary course of business but only if and so long as such accounts are payable on trade terms customary in the industry); (d) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (a) through (c) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit); (e) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of the Equity Interests in such Person; (f) all obligations of the type referred to in clauses (a) through (e) above of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guaranty; and (g) all obligations of the type referred to in clauses (a) through (f) above of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations as described above at such date; provided, however, that Indebtedness under New Market Tax Credit Transactions shall be calculated on a basis that is net of the principal amount plus capitalized interest of any leverage loan made by the Guarantor or any of its Subsidiaries in such New Market Tax Credit Transaction. Indebtedness, with respect to any Person as of any date, means the actual amount of Indebtedness then outstanding with respect to which such Person is then liable without deduction for any discount therefrom as may be reflected on such Person’s financial statements to reflect the value of any warrants or other equity securities that may be issued together with such Indebtedness. Notwithstanding the foregoing, for all purposes other than the definition of “Permitted Liens”, Indebtedness shall not include (a) obligations incurred in connection with Tax Incentive Transactions or (b) the factoring of Receivables permitted hereunder, provided that the Receivables subject to such factoring arrangement are not required under Applicable Accounting Standards to be included on the Consolidated balance sheet of the Guarantor and its Subsidiaries.
“Indemnifiable Prepayment Event” means any Prepayment Event.
“Interest Coverage Ratio” means, on any date of determination, the ratio of (a) Consolidated EBITDA for the most recent Fiscal Quarter of the Guarantor for which financial statements have been delivered to the Bank pursuant to Article 4.02(a) of the Guarantee Agreement and for the three complete Fiscal Quarters of the Guarantor immediately preceding such Fiscal Quarter to (b) Consolidated Interest Expense for the most recent Fiscal Quarter of the Guarantor for which financial statements have been delivered to the Bank pursuant to Article 4.02(a) of the Guarantee Agreement and for the three complete Fiscal Quarters of the Guarantor immediately preceding such Fiscal Quarter.
“Inventory” means, with respect to any Person, goods, other than farm products, which (a) are leased by a person as lessor; (b) are held by a person for sale or lease or to be furnished under a contract of service; (c) are furnished by a person under a contract of service; or (d) consist of raw materials, work in process, or materials used or consumed in a business, including, without limitation, all goods, merchandise and other personal property owned and held for sale in the ordinary course of its business, and all raw materials, work or goods in process, materials and supplies of every nature which contribute to the finished products of such Person.

“Investment” by any Person in any other Person means any direct or indirect advance, loan (other than advances to wholesale or retail customers in the ordinary course of business that are recorded as Receivables on the balance sheet of such Person) or other extensions of credit (including by way of Guaranty or similar arrangement) or capital contributions to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Equity Interests, Indebtedness or other similar instruments issued by such Person.
“LIBOR” has the meaning given to it in Schedule B.
“Lien” means, with respect to any property, any mortgage, lien, pledge, assignment by way of security, charge, hypothec, security interest, title retention agreement, levy, execution, seizure, attachment, garnishment, or other encumbrance of any kind in respect of such property, whether or not choate, vested, or perfected.
“Loan” means the aggregate amount of Tranches disbursed from time to time by the Bank under this Contract.
“Margin” means the component of the rate of interest quantified in Article 3.01.
“Market Disruption Event” means any of the following circumstances:

(a)	there are, in the reasonable opinion of the Bank, events or circumstances adversely affecting the Bank’s access to its sources of funding;

(b)
in the opinion of the Bank, funds are not available from its ordinary sources of funding in order to adequately fund a Tranche in the relevant currency and/or for the relevant maturity and/or in relation to the reimbursement profile of such Tranche;

(c)	in relation to a Tranche in respect of which interest is or would be payable at Floating Rate:

(A)
the cost to the Bank of obtaining funds from its sources of funding, as determined by the Bank, for a period equal to the Floating Rate Reference Period of such Tranche (i.e. in the money market) would be in excess of the applicable Relevant Interbank Rate; or

(B)
the Bank determines that adequate and fair means do not exist for ascertaining the applicable Relevant Interbank Rate for the relevant currency of such Tranche or it is not possible to determine the Relevant Interbank Rate in accordance with the definition contained in Schedule B.

“Material Adverse Change” means any event or change of condition, which has a material adverse effect on:

(a)	the ability of the Borrower or the Guarantor to perform their obligations under this Contract or the Guarantee Agreement to which it is a party;

(b)	the business, operations, property, condition (financial or otherwise) or liabilities of the Group as a whole; or

(c)
the validity or enforceability of, or the effectiveness or ranking of, or the value of any security granted to or procured for the Bank, or the rights or remedies of the Bank under this Contract or the Guarantee Agreement.

“Material Subsidiary” means:
(1) any direct or indirect Subsidiary of the Guarantor that meets any of the following conditions (including as a result of any acquisition, Investment, merger, reorganization, transfer of assets, or other change in circumstances):

(a)
the Guarantor’s and its other Subsidiaries’ proportionate share of the total assets, in the aggregate (after intercompany eliminations), of such Subsidiary (and its Subsidiaries) exceeds ten percent (10%) of the total assets of the Guarantor and its Subsidiaries Consolidated as of the end of the most recently completed Fiscal Quarter; or

(b)
the Guarantor’s and its other Subsidiaries’ equity in the income from continuing operations, in the aggregate, before income taxes, extraordinary items and cumulative effect of a change in accounting principles of such Subsidiary (and its Subsidiaries) exceeds ten percent (10%) of such income of the Guarantor and its Subsidiaries Consolidated for the most recently completed Fiscal Year; and

(2) AGCO International Limited, an English corporation.
“Maturity Date” means the last or sole repayment date of a Tranche specified pursuant to Article 4.01A(b)(iv) or Article 4.01B.
“Net Leverage Ratio” means, at any date of determination, the ratio of (a) the average of the amounts, calculated as of the last day of each Fiscal Quarter for the four Fiscal Quarter period then ended, equal to (i) the principal amount of Funded Debt outstanding as of the last day of such Fiscal Quarter minus (ii) the total amount of Cash Equivalents on the Consolidated books of the Guarantor as of the last day of such Fiscal Quarter, to (b) Consolidated EBITDA for the four Fiscal Quarter period most recently ended for which financial statements have been delivered to the Bank pursuant to Article 4.02(a) of the Guarantee Agreement.
“New Market Tax Credit Transaction” means a transaction using “new market tax credits” provided by Section 45D of the Code, in which (a) a wholly-owned Domestic Subsidiary of the Guarantor receives two loans from a qualified “community development entity” (the “NMTC Lender”) owned 99.99% by a third-party tax credit investor (the “NMTC Investor”) consisting of (i) an “A Loan” which is indirectly funded by a loan made by the Guarantor to the NMTC Investor (the “Leverage Loan”) and (ii) a “B Loan” funded indirectly by a capital contribution from the NMTC Investor’s parent, the proceeds of each of which are used to finance or refinance the costs incurred by such Domestic Subsidiary in connection with the expansion of certain manufacturing and warehouse facilities of such Domestic Subsidiary, (b) such loans are secured by substantially all of the assets of such Domestic Subsidiary, (c) payments on the A Loan and the B Loan are sufficient to provide all debt service on the Leverage Loan, and (d) the principal amount of the B Loan is expected to be forgiven at the end of the seven-year “new markets tax credit” compliance period under the Code if the NMTC Investor exercises its put right requiring the Guarantor to buy its ownership interest in the NMTC Lender for USD 1,000.
“Notified Tranche” means a Tranche in respect of which the Bank has issued a Disbursement Notice.
“Payment Date” means the annual, semi-annual or quarterly dates specified in the Disbursement Notice until the Maturity Date, save that, in case any such date is not a Relevant Business Day, it means:

(a)
for a Fixed Rate Tranche, the following Relevant Business Day, without adjustment to the interest due under Article 3.01 except for those cases where repayment is made in a single instalment according to Article 4.01B, when the preceding Relevant Business Day shall apply instead to this single instalment and to the final interest payment and only in this case, with adjustment to the interest due under Article 3.01; and

(b)
for a Floating Rate Tranche, the next day, if any, of that calendar month that is a Relevant Business Day or, failing that, the nearest preceding day that is a Relevant Business Day, in all cases with corresponding adjustment to the interest due under Article 3.01.

“Permitted Liens” means:

(a)
Liens incurred in the ordinary course of business which do not secure Indebtedness or Hedging Obligations and which do not materially impair the value of, or materially interfere with the use of, in the ordinary course of business of the Guarantor and its Subsidiaries, the property affected and which do not, individually or in the aggregate, have a materially adverse effect on the business of the Guarantor or such Subsidiaries affected thereby individually or of the Guarantor and its Subsidiaries on a Consolidated basis;

(b)
Liens existing on the property of a Person immediately prior to it being acquired by the Guarantor or any of its Subsidiaries, or any Lien existing on any property acquired by the Guarantor or any of its Subsidiaries at the time such property is so acquired; provided that (i) no such Lien shall secure Indebtedness or Hedging Obligations, (ii) no such Lien shall have been created or assumed in contemplation of such Person becoming a Subsidiary of the Guarantor or such acquisition of property, and (iii) each such Lien shall at all times be confined solely to the item or items of property so acquired and the proceeds thereof;

(c)
Liens and rights of set-off of banks existing solely with respect to cash, Cash Equivalents or investment property on deposit with such bank in one or more accounts maintained by the Guarantor or any Subsidiary, in each case granted in the ordinary course of business in favour of the bank or banks with which such accounts are maintained;

(d)	Liens on Receivables sold under any factoring arrangement permitted hereunder;

(e)	precautionary financing statements filed by lessors, or retained interests in leased equipment by lessors, with respect to equipment leases under which the Guarantor or a Subsidiary is lessee;

(f)	Liens arising in connection with Tax Incentive Transactions;

(g)
Liens securing Indebtedness permitted under Article 6.06D(e) of this Contract and Article 5.17(e) of the Guarantee Agreement (as applicable) arising in connection with New Market Tax Credit Transactions;

(h)
Liens securing reimbursement obligations with respect to letters of credit that encumber documents of title and/or property shipped under such letters of credit, to the extent incurred in the ordinary course of business;

(i)
mandatory Liens in favour of unsecured creditors attaching to proceeds from the sale of property in a foreclosure or similar proceeding imposed by law of any jurisdiction outside of the U.S. and which have not arisen to secure Indebtedness and do not in the aggregate materially detract from the value of such property or assets;

(j)
Liens on cash or deposits to secure Hedging Obligations entered into in the ordinary course of business to hedge risks or reduce costs with respect to interest rates, currency or commodity exposure, and not for speculative purposes; and

(k)
Liens granted by a Subsidiary (other than the Borrower) to the Guarantor or another Subsidiary securing Indebtedness of such Subsidiary (other than the Borrower) to the Guarantor or such other Subsidiary; and

(l)	any other Liens that secure Indebtedness or other obligations in a principal amount not in excess of 10% of the Guarantor’s Consolidated Net Tangible Assets.
“Person” or “person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.
“Prepayment Amount” means the amount of a Tranche to be prepaid by the Borrower in accordance with Article 4.02A.
“Prepayment Date” means the date, which shall be a Payment Date, on which the Borrower proposes to effect prepayment of a Prepayment Amount.
“Prepayment Event” means any of the events described in Article 4.03A.
“Prepayment Indemnity” means in respect of any principal amount to be prepaid or cancelled, the amount communicated by the Bank to the Borrower as the present value (as of the Prepayment Date) of the excess, if any, of:

(a)	the interest net of the Margin that would accrue thereafter on the Prepayment Amount over the period from the Prepayment Date to the Maturity Date, if it were not prepaid; over

(b)	the interest that would so accrue over that period, if it were calculated at the Redeployment Rate, less 0.15% (fifteen basis points).
The said present value shall be calculated at a discount rate equal to the Redeployment Rate, applied as of each relevant Payment Date.
“Prepayment Notice” means a written notice from the Bank to the Borrower in accordance with Article 4.02C.
“Prepayment Request” means a written request from the Borrower to the Bank to prepay all or part of the Loan, in accordance with Article 4.02A.
“Project” has the meaning given to it in Recital (1).
“Receivables” means any right to payment for goods sold or leased or for services rendered whether or not it has been earned by performance.

“Redeployment Rate” means the Fixed Rate excluding the Margin in effect on the day of the indemnity calculation for fixed-rate loans denominated in the same currency and which shall have the same terms for the payment of interest and the same repayment profile to the Maturity Date as the Tranche in respect of which a prepayment is proposed or requested to be made. For those cases where the period is shorter than 48 months (or 36 months in the absence of a repayment of principal during that period) the most closely corresponding money market rate equivalent will be used, that is the Relevant Interbank Rate minus 0.125% (12.5 basis points) for periods of up to 12 (twelve) months. For periods falling between 12 and 36/48 months as the case may be, the bid point on the swap rates as published by Reuters for the related currency and observed by the Bank at the time of calculation will apply.
“Relevant Business Day” means:

(a)
for EUR, a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer payment system, which utilises a single shared platform and which was launched on 19 November 2007 (TARGET2), is open for the settlement of payments in EUR; and

(b)	for USD, a day on which banks are open for general business in New York.
“Relevant Interbank Rate” means:

(a)	EURIBOR for a Tranche denominated in EUR; and

(b)	LIBOR for a Tranche denominated in USD.
“Restricted Payment” means (a) any direct or indirect distribution, dividend, or other payment to any Person on account of any shares of Equity Interests in such Person or (b) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, or other acquisition or retirement of any shares of Equity Interests in such Person; provided that payments of principal and interest in respect of Indebtedness convertible into Equity Interests of the Guarantor shall not constitute Restricted Payments.
“Scheduled Disbursement Date” means the date on which a Tranche is scheduled to be disbursed in accordance with Article 1.02C.
“Senior Debt Documents” means a certain indenture entered into in December 2011 among the Guarantor and Union Bank, N.A., as trustee, relating to the Guarantor’s 5-7/8% senior notes due 2021, together with each such note issued in connection therewith.
“2036 Senior Subordinated Notes Documents” means a certain indenture dated 4 December 2006 among the Guarantor and Union Bank of California, N.A., as trustee, relating to the Guarantor’s 1.25% convertible senior subordinated notes due 2036, together with each such note issued in connection therewith.
“Spread” means the fixed spread to the Relevant Interbank Rate (being either plus or minus) determined by the Bank including the Margin and notified to the Borrower in the relevant Disbursement Notice.
“Subsidiary” of any Person means a corporation, partnership, joint venture, limited liability company or other entity of which a majority of the Equity Interests having ordinary voting power for the election of the Board of Directors or other governing body (other than Equity Interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. All references in this Contract and the Guarantee Agreement to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Guarantor.

“Tax Incentive Transactions” means any revenue bond financing arrangement (excluding a New Market Tax Credit Transaction) between any Person and a development authority or other similar governmental authority or entity for the purpose of providing a property tax abatement or other tax incentive to such Person whereby (a) the governmental authority or entity issues notes, bonds or other indebtedness to finance the acquisition of property that at such time is owned by the Guarantor or a Subsidiary, (b) the property so transferred is leased back by the Guarantor or such Subsidiary, (c) the notes, bonds or other Indebtedness issued to finance the acquisition are owned by the Guarantor or a Subsidiary, (d) the rental payments on the lease and the debt service payments on the bonds, notes, or other Indebtedness are substantially equal and (e) the Guarantor or such Subsidiary has the option to prepay the notes, bonds or other Indebtedness, terminate its lease and reacquire the property for nominal consideration at any time; provided that if at any time any of the foregoing conditions shall cease to be satisfied, such transaction shall cease to be a Tax Incentive Transaction.
“Technical Description” has the meaning given to it in Recital (1).
“Tranche” means each disbursement made or to be made under this Contract. In case no Disbursement Notice has been delivered, Tranche shall mean a Tranche as requested under Article 1.02B.
“USD” means the lawful currency of the United States of America.

(c)	Dutch Terms
In this Contract, where it relates to a Dutch entity, a reference to:

(a)	a necessary action to authorise, where applicable, includes without limitation:

(i)	any action required to comply with the Dutch Works Council Act (Wet op de ondernemingsraden); and

(ii)	obtaining unconditional positive advice (advies) from each competent works council;

(b)	a winding‑up, administration or dissolution includes a Dutch entity being:

(i)	declared bankrupt (failliet verklaard);

(ii)	dissolved (ontbonden);

(c)	a moratorium includes surseance van betaling and granted a moratorium includes surseance verleend;

(d)	a trustee in bankruptcy includes a curator;

(e)	an administrator includes a bewindvoerder;

(f)	a receiver or an administrative receiver does not include a curator or bewindvoerder; and

(g)	an attachment includes a beslag.

ARTICLE 1
Credit and Disbursements

1.01     Amount of Credit
By this Contract the Bank establishes in favour of the Borrower, and the Borrower accepts, the credit in an amount equivalent to EUR 200,000,000 (two hundred million euros) for the financing of the Project (the “Credit”).
1.02     Disbursement procedure
1.02A    Tranches
The Bank shall disburse the Credit in up to 5 (five) Tranches. The amount of each Tranche, if not being the undrawn balance of the Credit, shall be in a minimum amount equivalent to EUR 25,000,000 (twenty-five million euros).
1.02B    Disbursement Request

(a)
The Borrower may present to the Bank a Disbursement Request for the disbursement of a Tranche, such Disbursement Request to be received at the latest on the date falling 15 (fifteen) days before the Final Availability Date. The Disbursement Request shall be in the form set out in Schedule C.1 and shall specify:

(i)	the amount and currency of the Tranche;

(ii)
the preferred disbursement date for the Tranche; such preferred disbursement date must be a Relevant Business Day falling at least 15 (fifteen) days after the date of the Disbursement Request and, in any event, on or before the Final Availability Date, it being understood that, notwithstanding the Final Availability Date, the Bank may disburse the Tranche up to 4 (four) calendar months from the date of the Disbursement Request;

(iii)	whether the Tranche is a Fixed Rate Tranche or a Floating Rate Tranche, each pursuant to the relevant provisions of Article 3.01;

(iv)	the preferred interest payment periodicity for the Tranche, chosen in accordance with Article 3.01;

(v)	the preferred terms for repayment of principal for the Tranche, chosen in accordance with Article 4.01;

(vi)	the preferred first and last dates for repayment of principal for the Tranche; and

(vii)	the IBAN code (or appropriate format in line with local banking practice) and SWIFT BIC of the bank account to which disbursement of the Tranche should be made in accordance with Article 1.02D.

(b)
If the Bank, following a request by the Borrower, has provided the Borrower before the submission of the Disbursement Request with a non‑binding fixed interest rate or spread quotation to be applicable to the Tranche, the Borrower may also, at its discretion, specify in the Disbursement Request such quotation, that is to say:

(i)	in the case of a Fixed Rate Tranche, the aforementioned fixed interest rate previously quoted by the Bank; or

(ii)	in the case of a Floating Rate Tranche, the aforementioned spread previously quoted by the Bank, applicable to the Tranche until the Maturity Date.

(c)	Each Disbursement Request shall be accompanied by evidence of the authority of the person or persons authorised to sign it and the specimen signature of such person or persons.

(d)	Subject to Article 1.02C(b), each Disbursement Request is irrevocable.

1.02C    Disbursement Notice

(a)
Not less than 10 (ten) days before the proposed Scheduled Disbursement Date of a Tranche the Bank shall, if the Disbursement Request conforms to this Article 1.02, deliver to the Borrower a Disbursement Notice which shall specify:

(i)	the currency, amount and EUR equivalent of the Tranche;

(ii)	the Scheduled Disbursement Date;

(iii)	the interest rate basis for the Tranche, being: (i) a Fixed Rate Tranche; or (ii) a Floating Rate Tranche all pursuant to the relevant provisions of Article 3.01;

(iv)	the first interest Payment Date and the periodicity for the payment of interest for the Tranche;

(v)	the terms for repayment of principal for the Tranche;

(vi)	the first and last dates for repayment of principal for the Tranche;

(vii)	the applicable Payment Dates for the Tranche; and

(viii)	for a Fixed Rate Tranche the Fixed Rate and for a Floating Rate Tranche the Spread applicable to the Tranche until the Maturity Date.

(b)
If one or more of the elements specified in the Disbursement Notice does not reflect the corresponding element, if any, in the Disbursement Request, the Borrower may following receipt of the Disbursement Notice revoke the Disbursement Request by written notice to the Bank to be received no later than 12h00 Luxembourg time on the next Business Day and thereupon the Disbursement Request and the Disbursement Notice shall be of no effect. If the Borrower has not revoked in writing the Disbursement Request within such period, the Borrower will be deemed to have accepted all elements specified in the Disbursement Notice.

(c)
If the Borrower has presented to the Bank a Disbursement Request in which the Borrower has not specified the fixed interest rate or spread as set out in Article 1.02B(b), the Borrower will be deemed to have agreed in advance to the Fixed Rate or Spread as subsequently specified in the Disbursement Notice.

1.02D    Disbursement Account
Disbursement shall be made to the account of the Borrower as the Borrower shall notify in writing to the Bank not later than 15 (fifteen) days before the Scheduled Disbursement Date (with IBAN code or with the appropriate format in line with local banking practice).
Only one account may be specified for each Tranche.
1.03    Currency of disbursement
The Bank shall disburse each Tranche in EUR or USD.
For the calculation of the sums available to be disbursed in USD, and to determine their equivalent in EUR, the Bank shall apply the rate published by the European Central Bank in Frankfurt, available on or shortly before submission of the Disbursement Notice as the Bank decides.
1.04    Conditions of disbursement
1.04A    First Tranche
The disbursement of the first Tranche under Article 1.02 is conditional upon receipt by the Bank, in form and substance satisfactory to it, on or before the date falling 5 (five) Business Days before the Scheduled Disbursement Date, of the following documents or evidence:

(a)
a copy of the articles of association (statuten) of the Borrower, as well as an extract (uittreksel) from the Dutch Commercial Register (Handelsregister) of the Borrower together with specimen signatures of the person or persons signing the Contract on behalf of the Borrower;

(b)	a copy of a resolution of the board of managing directors of the Borrower:

(i)	approving the terms of, and the transactions contemplated by, this Contract and resolving that it executes, delivers and performs this Contract;

(ii)	authorising a specified person or persons to execute this Contract on its behalf; and

(iii)
authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Disbursement Request) to be signed and/or despatched by it under or in connection with this Contract;

(c)
a copy of a resolution signed by the sole shareholder of the Borrower approving the resolutions of the board of managing directors referred to in paragraph (b) above and appointing an authorised person to represent the Borrower in case of a conflict of interest;

(d)
if applicable, a copy of (i) the request for advice from each works council, or central or European works council with jurisdiction over the transactions contemplated by this Contract and (ii) the unconditional positive advice from such works council, or, if no advice is required to be obtained, a declaration by the Borrower, signed by a person or persons duly authorised to act on behalf of the Borrower, that there is no works council, or central or European works council with jurisdiction over the transactions contemplated by this Contract;

(e)
a certificate of an authorised signatory of each of the Borrower and the Guarantor, certifying that each copy document relating to the Borrower or the Guarantor, as the case may be, specified in this Article 1.04A is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of this Contract;

(f)
evidence that the Borrower has obtained all necessary consents, authorisations, licences or approvals of governmental or public bodies or authorities required in connection with this Contract or, if none are required, a declaration by the Borrower, signed by a person or persons duly authorised to act on behalf of the Borrower, that no consents, authorisations, licenses or approvals of governmental or public bodies or authorities are required in connection with this Contract, such evidence substantially in the form provided for in Schedule C.2, paragraph (h);

(g)	the duly executed Guarantee Agreement, in full force and effect, covering the aggregate financial obligations of the Borrower under this Contract, in the form set out in Schedule D;

(h)
evidence that the execution of the Guarantee Agreement by the Guarantor has been duly authorised and that the person or persons signing the Guarantee Agreement on behalf of the Guarantor is/are duly authorised to do so together with the specimen signature of each such person or persons;

(i)	a legal opinion issued by external legal counsel on, inter alia, the authority and capacity of the Borrower, and due execution by the Borrower of this Contract;

(j)	a legal opinion issued by external legal counsel on, inter alia, the authority and capacity of the Guarantor, and due execution by the Guarantor of the Guarantee Agreement;

(k)
a legal opinion issued by external legal counsel confirming, inter alia, that this Contract and the Guarantee Agreement are in full force and effect, and are valid, binding and enforceable in accordance with their respective terms under English law;

(l)	evidence of acceptance by the agent of service of its appointment with respect to this Contract; and

(m)	evidence of acceptance by the agent of service of its appointment with respect to the Guarantee Agreement.

1.04B    All Tranches
The disbursement of each Tranche under Article 1.02, including the first, is conditional upon:

(a)
receipt by the Bank, in form and substance satisfactory to it, on or before the date falling 5 (five) Business Days before the Scheduled Disbursement Date for the proposed Tranche, of the following documents or evidence:

(i)	a certificate from the Borrower in the form of Schedule C.2;

(ii)	a certificate from the Guarantor in the form of Schedule C.3;

(iii)	a duly executed Compliance Certificate; and

(iv)
a copy of any other authorisation or other document, opinion or assurance, which the Bank has notified the Borrower is necessary or desirable in connection with the entry into, delivery and performance of, and the transactions contemplated by, this Contract, the Guarantee Agreement or any other security, or the validity and enforceability of the same.

(b)	that on the Disbursement Date for the proposed Tranche:

(i)	the representations and warranties which are repeated pursuant to Article 6.07 being correct in all material respects; and

(ii)	no event or circumstance which constitutes or would with the passage of time or giving of notice under this Contract constitute:
(aa) an Event of Default, or
(bb) a Prepayment Event,
having occurred and being continuing unremedied or unwaived or would result from the disbursement of the proposed Tranche.
1.05    Deferment of disbursement
1.05A    Grounds for deferment
Upon the written request of the Borrower, the Bank shall defer the disbursement of any Notified Tranche in whole or in part to a date specified by the Borrower being a date falling not later than 6 (six) months from its Scheduled Disbursement Date and not later than 60 days prior to the first repayment date of the Tranche indicated in the Disbursement Notice. In such case, the Borrower shall pay the Deferment Indemnity calculated on the amount of disbursement deferred.
Any request for deferment shall have effect in respect of a Tranche only if it is made at least 5 (five) Business Days before its Scheduled Disbursement Date.
If for a Notified Tranche any of the conditions referred to in Article 1.04 is not fulfilled as at the specified date and at the Scheduled Disbursement Date (or the date expected for disbursement in case of a previous deferment), disbursement will be deferred to a date agreed between the Bank and the Borrower falling not earlier than 5 (five) Business Days following the fulfilment of all conditions of disbursement (without prejudice to the right of the Bank to suspend and/or cancel the undisbursed portion of the Credit in whole or in part pursuant to Article 1.06B). In such case, the Borrower shall pay the Deferment Indemnity calculated on the amount of disbursement deferred.

1.05B	Cancellation of a disbursement deferred by 6 (six) months
The Bank may, by notice in writing to the Borrower, cancel a disbursement which has been deferred under Article 1.05A by more than 6 (six) months in aggregate. The cancelled amount shall remain available for disbursement under Article 1.02.

1.06    Cancellation and suspension
1.06A    Borrower’s right to cancel
The Borrower may at any time by notice in writing to the Bank cancel, in whole or in part and with immediate effect, the undisbursed portion of the Credit. However, the notice shall have no effect in respect of (i) a Notified Tranche which has a Scheduled Disbursement Date falling within 5 (five) Business Days of the date of the notice or (ii) a Tranche in respect of which a Disbursement Request has been submitted but no Disbursement Notice has been issued.
1.06B    Bank’s right to suspend and cancel

(a)	The Bank may, by notice in writing to the Borrower, suspend and/or cancel the undisbursed portion of the Credit in whole or in part at any time and with immediate effect:

(i)
upon the occurrence of a Prepayment Event or an Event of Default or an event or circumstance which would with the passage of time or giving of notice under this Contract constitute a Prepayment Event or an Event of Default; or

(ii)	if a Material Adverse Change occurs.

(b)	The Bank may also suspend the portion of the Credit in respect of which it has not issued a Disbursement Notice with immediate effect in the case that a Market Disruption Event occurs.

(c)	Any suspension shall continue until the Bank ends the suspension or cancels the suspended amount.
1.06C    Indemnity for suspension and cancellation of a Tranche
1.06C(1) SUSPENSION
If the Bank suspends a Notified Tranche, whether upon an Indemnifiable Prepayment Event or an Event of Default or upon the occurrence of a Material Adverse Change, the Borrower shall pay to the Bank the Deferment Indemnity calculated on the amount of disbursement suspended.
1.06C(2) CANCELLATION
If pursuant to Article 1.06A, the Borrower cancels:

(a)	a Fixed Rate Tranche, which is a Notified Tranche, it shall indemnify the Bank under Article 4.02B; or

(b)	a Floating Rate Tranche, which is a Notified Tranche, or any part of the Credit other than a Notified Tranche, no indemnity is payable.
If the Bank cancels

(a)
a Fixed Rate Tranche, which is a Notified Tranche, upon an Indemnifiable Prepayment Event or upon the occurrence of a Material Adverse Change or pursuant to Article 1.05B, the Borrower shall pay to the Bank the Prepayment Indemnity; or

(b)	a Notified Tranche upon an Event of Default, the Borrower shall indemnify the Bank under Article 10.03.
Save in these cases, no indemnity is payable upon cancellation of a Tranche by the Bank.
The indemnity shall be calculated as if the cancelled amount had been disbursed and repaid on the Scheduled Disbursement Date or, to the extent that the disbursement of the Tranche is currently deferred or suspended, on the date of the cancellation notice.
1.07    Cancellation after expiry of the Credit
On the day following the Final Availability Date, and unless otherwise specifically agreed to in writing by the Bank, the part of the Credit in respect of which no Disbursement Request has been made in accordance with Article 1.02B shall be automatically cancelled without any notice being served by the Bank on the Borrower and without liability arising on the part of either party.

1.08    Appraisal fee
The Borrower authorises the Bank to retain out of the first Tranche an appraisal fee in respect of the appraisal conducted by the Bank in relation to the Project. The amount of the appraisal fee is EUR 77,500 (seventy-seven thousand and five hundred euros). An amount retained by the Bank out of the first Tranche in payment of the appraisal fee shall be treated as having been disbursed by the Bank.
1.09    Sums due under Articles 1.05 and 1.06
Sums due under Articles 1.05 and 1.06 shall be payable in the currency of the Tranche concerned. They shall be payable within 15 (fifteen) days of the Borrower’s receipt of the Bank’s demand or within any longer period specified in the Bank’s demand.

ARTICLE 2
The Loan

2.01    Amount of Loan
The Loan shall comprise the aggregate amount of Tranches disbursed by the Bank under this Contract, as confirmed by the Bank pursuant to Article 2.03.
2.02    Currency of repayment, interest and other charges
Interest, repayments and other charges payable in respect of each Tranche shall be made by the Borrower in the currency in which the Tranche is disbursed.
Any other payment shall be made in the currency specified by the Bank having regard to the currency of the expenditure to be reimbursed by means of that payment.
2.03    Confirmation by the Bank
Within 10 (ten) days after disbursement of each Tranche, the Bank shall deliver to the Borrower the amortisation table referred to in Article 4.01, if appropriate, showing the Disbursement Date, currency, the amount disbursed, the repayment terms and the interest rate of and for that Tranche.

ARTICLE 3
Interest

3.01    Rate of interest
For the purposes of this Contract, and for as long as none of the events under (1) or (2) below has occurred and is continuing, “Margin” means 58 basis points (0.58%); provided, however, if the Guarantor’s long term debt credit rating from Moody’s falls to (1) Ba1, the Margin shall be 83 basis points (0.83%) or (2) Ba2 or below, the Margin shall be 141 basis points (1.41%).
The Margin shall be effective as of the first Payment Date following the downgrade by Moody’s following which either (1) or (2) above become applicable.
For the purposes of determining the Margin hereunder, (i) if the rating system of Moody’s shall change, or if Moody’s shall cease to be in the business of issuing long term debt credit rating or shall not have in effect a rating for the Guarantor, the Borrower and the Bank shall negotiate in good faith to amend the definition of Margin contained in this Contract to reflect such changed rating system or the unavailability of a rating from Moody’s. Pending the effectiveness of any such amendment, the Margin shall be determined by reference to the rating most recently in effect prior to such change or cessation.

3.01A    Fixed Rate Tranches
The Borrower shall pay interest on the outstanding balance of each Fixed Rate Tranche at the Fixed Rate quarterly, semi-annually or annually in arrears on the relevant Payment Dates as specified in the Disbursement Notice, commencing on the first such Payment Date following the Disbursement Date of the Tranche. If the period from the Disbursement Date to the first Payment Date is 15 (fifteen) days or less then the payment of interest accrued during such period shall be postponed to the following Payment Date.
Interest shall be calculated on the basis of Article 5.01(a).
3.01B    Floating Rate Tranches
The Borrower shall pay interest on the outstanding balance of each Floating Rate Tranche at the Floating Rate quarterly, semi-annually or annually in arrears on the relevant Payment Dates, as specified in the Disbursement Notice commencing on the first such Payment Date following the Disbursement Date of the Tranche. If the period from the Disbursement Date to the first Payment Date is 15 (fifteen) days or less then the payment of interest accrued during such period shall be postponed to the following Payment Date.
The Bank shall notify the Floating Rate to the Borrower within 10 (ten) days following the commencement of each Floating Rate Reference Period.
If pursuant to Articles 1.05 and 1.06 disbursement of any Floating Rate Tranche takes place after the Scheduled Disbursement Date the Relevant Interbank Rate applicable to the first Floating Rate Reference Period shall apply as though the disbursement had been made on the Scheduled Disbursement Date.
Interest shall be calculated in respect of each Floating Rate Reference Period on the basis of Article 5.01(b). For the avoidance of doubt, if the Floating Rate for any Floating Rate Reference Period is below zero, it will be set at zero.
3.02    Interest on overdue sums
Without prejudice to Article 10 and by way of exception to Article 3.01, if the Borrower fails to pay any amount payable by it under this Contract on its due date, interest shall accrue on any overdue sum payable under the terms of this Contract from the due date to the date of actual payment at an annual rate equal to:

(a)	for overdue sums related to Floating Rate Tranches, the applicable Floating Rate plus 2% (200 basis points);

(b)	for overdue sums related to Fixed Rate Tranches, the higher of (i) the applicable Fixed Rate plus 2% (200 basis points) or (ii) the Relevant Interbank Rate plus 2% (200 basis points); and

(c)	for overdue sums other than under (a) or (b) above, the Relevant Interbank Rate plus 2% (200 basis points), and shall be payable in accordance with the demand of the Bank. For the purpose of determining the Relevant Interbank Rate in relation to this Article 3.02, the relevant periods within the meaning of Schedule B shall be successive periods of one month commencing on the due date.
If the overdue sum is in a currency other than the currency of the Loan, the following rate per annum shall apply, namely the relevant interbank rate that is generally retained by the Bank for transactions in that currency plus 2% (200 basis points), calculated in accordance with the market practice for such rate.
3.03    Market Disruption Event
If at any time (i) from the issuance by the Bank of the Disbursement Notice in respect of a Tranche, and (ii) until the date falling 30 (thirty) calendar days prior to the Scheduled Disbursement Date, a Market Disruption Event occurs, the Bank may notify the Borrower that this clause has come into effect. In such case, the following rules shall apply.

The rate of interest applicable to such Notified Tranche until the Maturity Date shall be the percentage rate per annum which is the sum of:

(a)	the Margin and

(b)
the rate (expressed as a percentage rate per annum) which is determined by the Bank to be the all-inclusive cost to the Bank for the funding of the relevant Tranche based upon the then applicable internally generated Bank reference rate or an alternative rate determination method reasonably determined by the Bank.

The Borrower shall have the right to refuse in writing such disbursement prior to the deadline specified in the notice and shall bear charges incurred as a result, if any, in which case the Bank shall not effect the disbursement and the corresponding Credit shall remain available for disbursement under Article 1.02B. If the Borrower does not refuse the disbursement in time, the parties agree that the disbursement and the conditions thereof shall be fully binding for both parties.
The Spread or Fixed Rate previously notified by the Bank in the Disbursement Notice shall be no longer applicable.

ARTICLE 4
Repayment

4.01    Normal repayment
4.01A    Repayment by instalments

(a)
The Borrower shall repay each Tranche by instalments on the Payment Dates specified in the relevant Disbursement Notice in accordance with the terms of the amortisation table delivered pursuant to Article 2.03.

(b)	Each amortisation table shall be drawn up on the basis that:

(i)	in the case of a Fixed Rate Tranche, repayment shall be made annually, semi-annually or quarterly by equal instalments of principal or constant instalments of principal and interest;

(ii)	in the case of a Floating Rate Tranche, repayment shall be made by equal annual, semi-annual or quarterly instalments of principal;

(iii)
the first repayment date of each Tranche shall be a Payment Date falling not earlier than 60 (sixty) days from the Scheduled Disbursement Date and not later than the first Payment Date immediately following the 2nd (second) anniversary of the Scheduled Disbursement Date of the Tranche; and

(iv)	the last repayment date of each Tranche shall be a Payment Date falling not earlier than 4 (four) years and not later than 8 (eight) years from the Scheduled Disbursement Date.
4.01B    Single instalment
Alternatively, the Borrower may repay the Tranche in a single instalment on a Payment Date specified in the Disbursement Notice, being a date falling not less than 3 (three) years or more than 5 (five) years from the Scheduled Disbursement Date.
4.02    Voluntary prepayment
4.02A    Prepayment option
Subject to Articles 4.02B, 4.02C and 4.04, the Borrower may prepay all or part of any Tranche, together with accrued interest and indemnities if any, upon giving a Prepayment Request with at least 1 (one) month's prior written notice specifying (i) the Prepayment Amount, (ii) the Prepayment Date, (iii) if applicable, the choice of application method of the Prepayment Amount in line with Article 5.05(c)(i), and (iv) the contract number (“FI No”) mentioned on the cover page of this Contract.

Subject to Article 4.02C, the Prepayment Request shall be binding and irrevocable.
4.02B    Prepayment indemnity
4.02B(1) FIXED RATE TRANCHE
If the Borrower prepays a Fixed Rate Tranche, the Borrower shall pay to the Bank on the Prepayment Date the Prepayment Indemnity in respect of the Fixed Rate Tranche which is being prepaid.
4.02B(2) FLOATING RATE TRANCHE
The Borrower may prepay a Floating Rate Tranche without indemnity on any relevant Payment Date.
4.02C    Prepayment mechanics
Upon presentation by the Borrower to the Bank of a Prepayment Request, the Bank shall issue a Prepayment Notice to the Borrower, not later than 15 (fifteen) days prior to the Prepayment Date. The Prepayment Notice shall specify the Prepayment Amount, the accrued interest due thereon, the Prepayment Indemnity payable under Article 4.02B or, as the case may be, that no indemnity is due, the method of application of the Prepayment Amount and the Acceptance Deadline.
If the Borrower accepts the Prepayment Notice no later than by the Acceptance Deadline, it shall effect the prepayment. In any other case, the Borrower may not effect the prepayment.
The Borrower shall accompany the prepayment by the payment of accrued interest and indemnity, if any, due on the Prepayment Amount, as specified in the Prepayment Notice.
4.03    Compulsory prepayment
4.03A    Prepayment Events
4.03A(1) PROJECT COST REDUCTION
If the total cost of the Project falls below the figure stated in Recital (3) so that the amount of the Credit exceeds 50% (fifty per cent) of such total cost, the Bank may forthwith, by notice to the Borrower, cancel the undisbursed portion of the Credit and/or demand prepayment of the Loan up to the amount by which the Credit exceeds 50% (fifty per cent) of the total cost of the Project, together with accrued interest and all other amounts accrued or outstanding under this Contract.
The Borrower shall effect payment of the amount demanded on the date specified by the Bank, such date being a date falling not less than 30 (thirty) days from the date of the demand.
4.03A(2) PARI PASSU TO NON-EIB FINANCING
If the Borrower, the Guarantor or any other member of the Group voluntarily prepays (for the avoidance of doubt, prepayment shall include repurchase or cancellation where applicable) a part or the whole of any Non-EIB Financing and following such prepayment the outstanding Loan constitutes more than 30% (thirty per cent) of the aggregate outstanding Non-EIB Financing to the Group, the Bank may, by notice to the Borrower, cancel the undisbursed portion of the Credit and/or demand prepayment of the Loan, together with accrued interest and all other amounts accrued or outstanding under this Contract. The proportion of the Credit that the Bank may cancel and/or the proportion of the Loan that the Bank may require to be prepaid shall be the same as the proportion that the prepaid amount of the Non-EIB Financing bears to the aggregate outstanding amount of all Non-EIB Financing.
The Borrower shall effect payment of the amount demanded on the date specified by the Bank, such date being a date falling not less than 30 (thirty) days from the date of the demand.
For the purposes of this Article, “Non-EIB Financing” includes any loan (save for the Loan), bond or other form of financial indebtedness or any obligation for the payment or repayment of money for an original tenor of more than 5 (five) years.

4.03A(3) CHANGE OF CONTROL
The Borrower shall promptly inform the Bank, if a Change-of-Control Event has occurred or is likely to occur in respect of itself or the Guarantor. At any time after the occurrence of a Change-of-Control Event, the Bank may, by notice to the Borrower, cancel the undisbursed portion of the Credit and/or demand prepayment of the Loan, together with accrued interest and all other amounts accrued or outstanding under this Contract.
In addition, if the Borrower or the Guarantor has informed the Bank that a Change-of-Control Event is about to occur, or if the Bank has reasonable cause to believe that a Change-of-Control Event is about to occur, the Bank may request that the Borrower consult with it. Such consultation shall take place within 30 (thirty) days from the date of the Bank’s request. After the earlier of (a) the lapse of 30 (thirty) days from the date of such request for consultation, or (b) at any time thereafter, upon the occurrence of the anticipated Change-of-Control Event, the Bank may, by notice to the Borrower, cancel the undisbursed portion of the Credit and/or demand prepayment of the Loan, together with accrued interest and all other amounts accrued or outstanding under this Contract.
The Borrower shall effect payment of the amount demanded on the date specified by the Bank, such date being a date falling not less than 30 (thirty) days from the date of the demand.
For the purposes of this Article:

(a)	a “Change-of-Control Event” occurs if:

(i)
any person, or group of persons acting in concert, gains beneficial ownership, directly or indirectly, of voting Equity Interests (or other securities convertible into such voting Equity Interests) representing 35% (thirty-five percent) or more of the combined voting power of all voting Equity Interests of the Guarantor; or

(ii)	the Guarantor ceases to be the beneficial owner, directly or indirectly through wholly owned Subsidiaries, of 100% (one hundred per cent) of the issued share capital of the Borrower; and

(b)	“acting in concert” means acting together pursuant to an agreement or understanding (whether formal or informal).
4.03A(4) CHANGE OF LAW
The Borrower shall promptly inform the Bank, if a Change-of-Law Event has occurred or is likely to occur in respect of itself or the Guarantor. In such case, or if the Bank has reasonable cause to believe that a Change-of-Law Event has occurred or is about to occur, the Bank may request that the Borrower consult with it. Such consultation shall take place within 30 (thirty) days from the date of the Bank’s request. If, after the lapse of 30 (thirty) days from the date of such request for consultation, the Bank is of the opinion that the effects of the Change-of-Law Event cannot be mitigated to its satisfaction, the Bank may, by notice to the Borrower, cancel the undisbursed portion of the Credit and/or demand prepayment of the Loan, together with accrued interest and all other amounts accrued or outstanding under this Contract.
The Borrower shall effect payment of the amount demanded on the date specified by the Bank, such date being a date falling not less than 30 (thirty) days from the date of the demand.
For the purposes of this Article, “Change-of-Law Event” means the enactment, promulgation, execution or ratification of or any change in or amendment to any law, rule or regulation (or in the application or official interpretation of any law, rule or regulation) that occurs after the date of this Contract and which, in the reasonable opinion of the Bank, would materially impair (a) the Borrower's ability to perform its obligations under this Contract or (b) the Guarantor’s ability to perform its obligations under the Guarantee Agreement.

4.03A(5) ILLEGALITY
If it becomes unlawful for the Bank to perform any of its obligations as contemplated in this Contract or to fund or maintain the Loan in any applicable jurisdiction, the Bank shall promptly notify the Borrower. The Bank may immediately (i) suspend or cancel the undisbursed portion of the Credit and/or (ii) if the applicable law applies to an obligation already existing at the time such law becomes effective (that is, an obligation is not “grandfathered”), demand prepayment of the Loan together with accrued interest and all other amounts accrued or outstanding under this Contract.
The Borrower shall effect payment of the amount demanded on the date specified by the Bank, such date being a date falling not less than 30 (thirty) days from the date of the demand.
4.03B    Prepayment mechanics
Any sum demanded by the Bank pursuant to Article 4.03A, together with any interest or other amounts accrued or outstanding under this Contract including, without limitation, any indemnity due under Article 4.03C, shall be paid on the date indicated by the Bank in its notice of demand.
4.03C    Prepayment indemnity
In the case of an Indemnifiable Prepayment Event, the indemnity, if any, shall be determined in accordance with Article 4.02B.
4.04    General
A repaid or prepaid amount may not be reborrowed. This Article 4 shall not prejudice Article 10.
If the Borrower prepays a Tranche on a date other than a relevant Payment Date, the Borrower shall indemnify the Bank in such amount as the Bank shall certify is required to compensate it for receipt of funds otherwise than on a relevant Payment Date.

ARTICLE 5
Payments

5.01    Day count convention
Any amount due by way of interest, indemnity or fee from the Borrower under this Contract, and calculated in respect of a fraction of a year, shall be determined based on the following respective conventions:

(a)	in respect of interest and indemnities due under a Fixed Rate Tranche, a year of 360 (three hundred and sixty) days and a month of 30 (thirty) days;

(b)	in respect of interest and indemnities due under a Floating Rate Tranche, a year of 360 (three hundred and sixty) days and the number of days elapsed; and

(c)	in respect of fees, a year of 360 (three hundred and sixty) days and the number of days elapsed.
5.02    Time and place of payment
Unless otherwise specified in this Contract or in the Bank’s demand, all sums other than sums of interest, indemnity and principal are payable within 15 (fifteen) days of the Borrower’s receipt of the Bank’s demand.

Each sum payable by the Borrower under this Contract shall be paid to the account notified by the Bank to the Borrower. The Bank shall indicate the account not less than 15 (fifteen) days before the due date for the first payment by the Borrower and shall notify any change of account not less than 15 (fifteen) days before the date of the first payment to which the change applies. This period of notice does not apply in the case of payment under Article 10.
The Borrower shall indicate with each payment made hereunder the contract number (“FI No”) mentioned on the cover page of this Contract.
A sum due from the Borrower shall be deemed paid when the Bank receives it.
Any disbursements by and payments to the Bank under this Contract shall be made using account(s) acceptable to the Bank. For the avoidance of doubt, any account in the name of the Borrower held with a duly authorized financial institution in the jurisdiction where the Borrower is incorporated or where the Project is undertaken is deemed acceptable to the Bank.

5.03	No set-off by the Borrower
All payments to be made by the Borrower under this Contract shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.
5.04    Disruption to payment systems
If either the Bank determines (in its discretion) that a Disruption Event has occurred or the Bank is notified by the Borrower that a Disruption Event has occurred:

(a)
the Bank may, and shall if requested to do so by the Borrower, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of the Contract as the Bank may deem necessary in the circumstances;

(b)
the Bank shall not be obliged to consult with the Borrower in relation to any changes mentioned in paragraph (a) if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes; and

(c)
the Bank shall not be liable for any damages, costs or losses whatsoever arising as a result of a Disruption Event or for taking or not taking any action pursuant to or in connection with this Article 5.04.

5.05    Application of sums received

(a)	General
Sums received from the Borrower shall only discharge its payment obligations, if received in accordance with the terms of this Contract.

(b)	Partial payments
If the Bank receives a payment that is insufficient to discharge all the amounts then due and payable by the Borrower under this Contract, the Bank shall apply that payment:

(i)	firstly, in or towards the pro rata payment of any unpaid fees, costs, indemnities and expenses due under this Contract;

(ii)	secondly, in or towards payment of any accrued interest due but unpaid under this Contract;

(iii)	thirdly, in or towards payment of any principal due but unpaid under this Contract; and

(iv)	fourthly, in or towards payment of any other sum due but unpaid under this Contract.

(c)	Allocation of sums related to Tranches
(i)    In case of:

-
a partial voluntary prepayment of a Tranche that is subject to repayment in several instalments, the Prepayment Amount shall be applied pro rata to each outstanding instalment, or, at the request of the Borrower, in inverse order of maturity,

-
a partial compulsory prepayment of a Tranche that is subject to repayment in several instalments, the Prepayment Amount shall be applied in reduction of the outstanding instalments in inverse order of maturity.

(ii)
Sums received by the Bank following a demand under Article 10.01 and applied to a Tranche shall reduce the outstanding instalments in inverse order of maturity. The Bank may apply sums received between Tranches at its discretion.

(iii)
In case of receipt of sums which cannot be identified as applicable to a specific Tranche, and on which there is no agreement between the Bank and the Borrower on their application, the Bank may apply these between Tranches at its discretion.

ARTICLE 6
Borrower undertakings and representations

The undertakings in this Article 6 remain in force from the date of this Contract for so long as any amount is outstanding under this Contract or the Credit is in force.
6.01    Use of Loan
The Borrower undertakes to ensure that the proceeds of the Loan shall be used exclusively for the execution of the Project.
6.02    Disposal of assets

(a)
Except as provided below, the Borrower shall not, and shall procure that neither the Guarantor nor any Subsidiary will, either in a single transaction or in a series of transactions whether related or not and whether voluntarily or involuntarily dispose of any part of its assets.

(b)	Paragraph (a) above does not apply to:

(i)	sales of Inventory in the ordinary course of its business;

(ii)	sale or disposition of obsolete, worn-out or surplus equipment in the ordinary course of business;

(iii)	so long as no Event of Default has occurred and is then continuing, the sale of fixed assets in connection with Tax Incentive Transactions or New Market Tax Credit Transactions;

(iv)	transfers of assets among the Guarantor and its Subsidiaries in compliance with Article 6.06B;

(v)	sales of Receivables in connection with factoring arrangements in the ordinary course of business; and

(vi)
so long as no Event of Default has occurred and is then continuing, the sale of any other assets by the Guarantor or any Subsidiary in an aggregate amount during any Fiscal Year of the Guarantor not exceeding 10% of the Consolidated Net Tangible Assets of the Guarantor as of the last day of such Fiscal Year and (ii) in an aggregate amount during the term of this Contract not exceeding 20% of the Consolidated Net Tangible Assets of the Guarantor at any time, in each case, other than assets forming part of the Project and all shares in Subsidiaries holding assets forming part of the Project, which may not be disposed of, unless such disposal is made to the Guarantor or to Subsidiaries of the Guarantor.
For the purposes of this Article, “dispose” and “disposal” include any act effecting sale, transfer, lease or other disposal.
6.03    Compliance with laws
The Borrower shall procure that each member of the Group shall comply in all respects with all laws and regulations to which it is subject where failure to do so results or is reasonably likely to result in a Material Adverse Change.
6.04    Change in business
The Borrower shall procure that the core business of the Guarantor and its Subsidiaries as a whole shall continue to be the manufacture, sale and financing of goods and services in the agricultural industry, together with any business substantially related, ancillary or incidental thereto.
6.05    Mergers
The Borrower shall promptly inform the Bank upon occurrence of any amalgamation, demerger, merger or corporate reconstruction entered into by the Guarantor, the Borrower or any Subsidiary other than (a) a solvent reconstruction, amalgamation, reorganisation, merger or consolidation between the Guarantor and its Subsidiaries (other than the Borrower) provided that the Guarantor is the surviving entity or (b) a solvent reconstruction, amalgamation, reorganisation, merger or consolidation between Subsidiaries (other than the Borrower unless the Borrower is the surviving entity) of the Guarantor (a “Merger Event”).
Upon receipt of such information, or if the Bank has reasonable cause to believe that a Merger Event has occurred or is about to occur, the Bank may demand that the Borrower consult with it. Such consultation shall take place within 30 (thirty) days from the date of the Bank’s request.
If, after the lapse of 30 (thirty) days from the date of such a demand, the Bank is of the opinion that:

(i)	the Merger Event results or will result in an “unacceptable credit concentration” for the Bank;

(ii)
the obligations under this Contract and/or under the Guarantee Agreement would, as a result of such Merger Event, not remain with the Borrower and the Guarantor, respectively, but would instead be transferred (by law, agreement or otherwise) to another entity;

(iii)
the Merger Event has or will have a material adverse effect on the validity, legality or enforceability of the Borrower’s obligations under this Contract or the Guarantor’s obligations under the Guarantee Agreement; or

(iv)
the statutory seat of the Borrower would, as a result of such Merger Event, be transferred outside the European Union and/or the Guarantor would cease to be organised under the laws of the State of Delaware, United States, then the Bank may, unless it has given its prior written consent to such Merger Event on terms previously approved by it in writing, cancel the undisbursed portion of the Credit and/or demand that the Borrower prepays the Loan together with accrued interest and all other amounts accrued and outstanding under this Contract.
The Borrower shall effect payment of the amount demanded on the date specified by the Bank, such date being a date falling not less than 30 (thirty) days from the date of the demand.

For the purposes of this Contract, “unacceptable credit concentration” means: total financing provided by the Bank to the consolidated entity exceeds 15% of equity of such consolidated entity, as calculated on a pro forma basis for the participating entities before a Merger Event has occurred.
6.06    Financial undertakings
6.06A    Financial covenants

(a)	Net Leverage Ratio. The Borrower shall not allow, and shall procure that the Guarantor does not allow, as of the end of each Fiscal Quarter, the Net Leverage Ratio to exceed 3.00 to 1.00.

(b)	Interest Coverage Ratio. The Borrower shall, and shall procure that the Guarantor will, maintain, as of the end of each Fiscal Quarter, an Interest Coverage Ratio of not less than 3.00 to 1.00.
6.06B    Affiliate transactions
The Borrower shall not, and shall procure that neither the Guarantor nor any Subsidiary will, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, on terms and conditions less favourable to the Borrower, the Guarantor or such Subsidiary than those that could be obtained on an arm’s-length basis with a Person that is not such an Affiliate, except (a) transactions to the extent between or among the Guarantor and its Subsidiaries, (b) Restricted Payments permitted by Article 6.06C, (c) increases in compensation and benefits for officers and employees of the Guarantor and its Subsidiaries which are customary in the industry or consistent with the past business practice of the Guarantor, or payment of customary directors’ fees and indemnities, and (d) transactions entered into in good faith and for legitimate business purposes with any Person that is an Affiliate by reason of the ownership by the Guarantor or any of its Subsidiaries of Equity Interests of such Person.
6.06C    Restricted Payments
The Borrower shall not, and shall procure that neither the Guarantor nor any Subsidiary will, directly or indirectly declare or make any Restricted Payment if at the time of such Restricted Payment, after giving effect thereto, there shall exist an Event of Default; provided that (a) any Subsidiary of the Guarantor may make Restricted Payments to the Guarantor or any Subsidiary of the Guarantor and (b) to the extent any Subsidiary of the Guarantor is treated for tax purposes as a limited liability company, partnership or other “pass-through” entity, such Subsidiary may make Restricted Payments required by the terms of its governing documents to be made during such period to the owners of Equity Interests in such Subsidiary to pay the tax liability of such Persons as a result of their ownership of Equity Interests in such Subsidiary for such period.
6.06D    Indebtedness
The Borrower shall not, and shall procure that neither the Guarantor nor any Subsidiary will, create, assume, incur or otherwise become or remain obligated in respect of, or permit to be outstanding, any Indebtedness except:

(a)	Indebtedness under the AGCO Credit Agreement;

(b)	unsecured Indebtedness of the Guarantor under the 2036 Senior Subordinated Notes Documents and Senior Debt Documents, in each case, as of the date of this Contract;

(c)	unsecured Indebtedness under the European Term Loan Credit Agreement as of the date of this Contract;

(d)
intercompany Indebtedness among any of the Guarantor and the Subsidiaries; provided, to the extent such Indebtedness is incurred by or an obligation of the Borrower or the Guarantor, such Indebtedness, shall be unsecured;

(e)	Indebtedness incurred in connection with a New Market Tax Credit Transaction in an aggregate amount not to exceed USD 20,000,000;

(f)	Indebtedness under any Capitalized Leases in existence as of the date of this Contract; and

(g)
Indebtedness incurred after the date of this Contract so long as (i) no Event of Default exists or would result therefrom, (ii) the Borrower and/or the Guarantor (as applicable) determines after giving effect to the incurrence of such Indebtedness that it is in pro forma compliance with the financial covenants set forth in Article 6.06A of this Contract and/or Article 5.14 of the Guarantee Agreement (as applicable), and (iii) such Indebtedness shall be unsecured except to the extent it is secured by a Permitted Lien. In the event any Indebtedness subject to this clause (g) is a revolving line of credit, the pro forma compliance shall be calculated based upon the maximum facility amount of such revolving credit facility, assuming it is fully drawn, in which case such pro forma compliance shall be satisfied for all future borrowings thereunder up to the amount of such maximum facility amount.

6.06E    Restrictions on Subsidiaries
The Borrower shall not (and shall procure that the Guarantor shall not permit any Subsidiary to) enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or limits

(a)	the amount of dividends or other distributions with respect to any of its Equity Interests that may be paid by such Subsidiary to the Guarantor or another Subsidiary of the Guarantor,

(b)	the amount of loans that may be made by such Subsidiary to the Guarantor or another Subsidiary of the Guarantor,

(c)	the amount of payments by such Subsidiary on Indebtedness owing by such Subsidiary of the Guarantor to the Guarantor or another Subsidiary, or

(d)	the ability of such Subsidiary to transfer any of its properties or assets to the Guarantor or any other Subsidiary of the Guarantor, other than:

(i)
restrictions imposed under an agreement for the sale of all of the Equity Interests in a Subsidiary or for the sale of a substantial part of the assets of such Subsidiary, in either case to the extent permitted hereunder and pending the consummation of such sale,

(ii)
restrictions set forth in the AGCO Credit Agreement, the 2036 Senior Subordinated Notes Documents and the Senior Debt Documents as of the effective date of such documents and any similar restrictions set forth in documents governing Indebtedness permitted under Article 6.06D,

(iii)	restrictions imposed by applicable law, this Contract or the Guarantee Agreement,

(iv)
restrictions in any agreement with another Person relating to a joint venture conducted through a Subsidiary of the Guarantor in which such Person is a minority stockholder requiring the consent of such Person to the payment of dividends,

(v)
with respect to restrictions of the type described in clause (d) above, restrictions under agreements governing Indebtedness secured by a Lien not otherwise prohibited hereunder that limit the right of the debtor to dispose of the assets securing such Indebtedness,

(vi)
customary provisions contained in leases, licenses and other similar agreements entered into in the ordinary course of business that impose restrictions of the type described in clause (d) above on the property subject to such lease,

(vii)	customary anti-assignment provisions contained in agreements entered into in the ordinary course of business,

(viii)	customary subordination of subrogation, contribution and similar claims contained in guaranties permitted under AGCO Credit Agreement and hereunder,

(ix)
restrictions on the transfer, lease, or license of any property or asset of the Guarantor or any Subsidiary in effect on the date of this Contract that were entered into in the ordinary course of business, and

(x)
encumbrances or restrictions existing with respect to any Person or the property or assets of such Person acquired by the Guarantor or any Subsidiary of the Guarantor, provided that such encumbrances and restrictions were in existence immediately prior to such acquisition (and not created in contemplation thereof) and are not applicable to any Person or the property or assets of any Person other than such acquired Person or the property or assets of such acquired Person.

6.07    General representations and warranties
The Borrower represents and warrants to the Bank that:

(a)
it is duly incorporated and validly existing as a private company with limited liability under the laws of Netherlands and it has power to carry on its business as it is now being conducted and to own its property and other assets;

(b)
it has the power to execute, deliver and perform its obligations under this Contract and all necessary corporate, shareholder and other action has been taken to authorise the execution, delivery and performance of the same by it;

(c)	this Contract constitutes its legally valid, binding and enforceable obligations;

(d)	the execution and delivery of, the performance of its obligations under and compliance with the provisions of this Contract do not and will not:

(i)	contravene or conflict with any applicable law, statute, rule or regulation, or any judgement, decree or permit to which it is subject;

(ii)
contravene or conflict with any agreement or other instrument binding upon it which might reasonably be expected to have a material adverse effect on its ability to perform its obligations under this Contract; and

(iii)	contravene or conflict with any provision of its constitutional documents;

(e)
the latest available accounts of the Borrower have been prepared on a basis consistent with previous years and represent a true and fair view of the results of its operations for that year and accurately disclose or reserve against all the liabilities (actual or contingent) of the Borrower;

(f)	there has been no Material Adverse Change since 18 November 2014;

(g)	no event or circumstance which constitutes an Event of Default has occurred and is continuing unremedied or unwaived;

(h)
no litigation, arbitration, administrative proceedings or investigation is current or, to its knowledge, is threatened or pending before any court, arbitral body or agency which has resulted or, if adversely determined, is reasonably likely to result in a Material Adverse Change, nor is there subsisting any unsatisfied judgement or award which has resulted or is reasonably likely to result in a Material Adverse Change;

(i)
it has obtained all necessary consents, authorisations, licences or approvals of governmental or public bodies or authorities in connection with this Contract, and in order to lawfully comply with its obligations hereunder, and all such consents, authorisations, licences or approvals are in full force and effect and admissible in evidence;

(j)	the Group is in compliance with Article 7.04, and the Borrower, the Guarantor and any Subsidiary are in compliance with Article 7.02;

(k)
its payment obligations under this Contract rank not less than pari passu in right of payment with all other present and future unsecured and unsubordinated obligations under any of its debt instruments and with all present and future claims of its other unsecured and unsubordinated creditors except for obligations mandatorily preferred by law applying to companies generally;

(l)	the Borrower’s resolutions provided to the Bank pursuant to Annex I to this Contract have not been amended, rescinded, revoked or declared null and void;

(m)	the articles of association of the Borrower have not been amended since 23 December 2008, or if they have been amended, the Borrower has notified the Bank thereof;

(n)
to the best of its knowledge, no funds invested in the Project by the Borrower, the Guarantor or any Subsidiary are of illicit origin, including products of money laundering or linked to the financing of terrorism. The Borrower shall promptly inform the Bank if at any time it becomes aware of the illicit origin of any such funds;

(o)
it has its "centre of main interests" within the meaning of Regulation (EC) No. 1346/2000 of the Council of 29 May 2000 on Insolvency Proceedings in The Netherlands and it does not have an "establishment" within the meaning of Regulation (EC) No. 1346/2000 of the Council of 29 May 2000 on Insolvency Proceedings outside The Netherlands;

(p)
it deems the entering into, signing, execution, delivery and performance of this Contract to be (i) in the Borrower's corporate interest (vennootschappelijk belang) and conducive to the realisation of and useful in connection with the Borrower's corporate objects (doel) and (ii) not prejudicial to the interests of the Borrower's (present and future) creditors;

(q)	no notice under Article 36 Tax Collection Act (Invorderingswet 1990) has been given by any member of the Group;

(r)	where applicable, it will at all times act in full compliance with article 2:98c of the Dutch Civil Code (Burgerlijk Wetboek);

(s)	it shall comply with Financial Supervision Act (Wet op het financieel toezicht), including any regulations issued pursuant thereto;

(t)
it is subject to civil and commercial law with respect to its obligations under this Contract and in any proceedings taken in its jurisdiction of incorporation in relation to this Contract, it will not be entitled to claim for itself or any of its assets immunity from suit, execution, attachment or other legal process; and

(u)
the extract (uittreksel) from the Dutch Commercial Register (Handelsregister) of the Borrower, a copy of which is attached to this Contract as Annex I, is true, correct and complete as of the date of this Contract.

The representations and warranties set out above shall survive the execution of this Contract and are deemed repeated on each Disbursement Request, Disbursement Date and on each Payment Date.

ARTICLE 7
Security

The undertakings in this Article 7 remain in force from the date of this Contract for so long as any amount is outstanding under this Contract or the Credit is in force.
7.01    Guarantee
The obligations of the Bank under this Contract are conditional upon the prior due execution and delivery to the Bank of the Guarantee Agreement in the form set out in Schedule D, whereby the Guarantor unconditionally and irrevocably guarantees the due performance of the Borrower's financial obligations under this Contract.
The Borrower hereby acknowledges and consents to the terms of the Guarantee Agreement.

7.02    Negative pledge

(a)
The Borrower shall not, and shall ensure that neither the Guarantor nor any Subsidiary will, create, incur, assume or suffer to exist any Lien on or with respect to any of its properties of any character, whether now owned or hereafter acquired, except Permitted Liens.

(b)
The Borrower shall, and shall ensure that the Guarantor and any Subsidiary will, request the prior written consent of the Bank to create, incur, assume or suffer to exist any Lien other than a Permitted Lien on or with respect to any of its properties of any character, whether now owned or hereafter acquired. The consent of the Bank shall not be unreasonably refused or delayed on the condition that the obligations of the Borrower under this Contract are secured equally and rateably prior to such Lien being provided to any third party lender.

7.03    Pari passu ranking
The Borrower shall ensure that its payment obligations under this Contract rank, and will continue to rank, not less than pari passu in right of payment with all other present and future unsecured and unsubordinated obligations under any of its debt instruments and with all present and future claims of its other unsecured and unsubordinated creditors except for obligations mandatorily preferred by law applying to companies generally.
7.04    MFL
If, for as long as any amount of the Loan remains outstanding, the Borrower or any other member of the Group enters into any loan, bond or other form of financial indebtedness, or any obligation for the payment or repayment of money, in a principal amount exceeding EUR 100,000,000 (one hundred million euros), or the equivalent thereof in any other currency, which contains (i) rating clauses (including, but not limited to, a loss-of-rating clause), (ii) financial covenants clauses pursuant to which compliance with certain financial figures or ratios is required, (iii) material adverse change/effect (or equivalent) is included as an event of default, (iv) limitation on Subsidiary indebtedness clauses, (v) negative pledge clauses, (vi) asset disposal clauses, (vii) cross default clauses or (viii) provision of co-borrowership/upstream guarantees by any operating Subsidiary of the Guarantor for any indebtedness of the Guarantor (each such clause or undertaking, as the case may be, hereinafter referred to as a “More Favourable Clause”) which is either:

(a)	not included in this Contract,

(b)	is stricter than the relevant provisions of this Contract, or

(c)	is otherwise more favourable for third party creditors than the relevant provisions of this Contract, the Borrower shall inform the Bank without delay and in any case within 10 (ten) Business Days following the conclusion or amendment of such contractual arrangement in writing and provide the text of such More Favourable Clause to the Bank. Such More Favourable Clause will be deemed to be incorporated into this Contract by reference, with effect as of the day when such More Favourable Clause became effective under the relevant contract (any such More Favourable Clause so adopted by reference into this Contract, an “Adopted Clause”). Such Adopted Clause shall not be amended, cancelled, or withdrawn without the prior written consent of the Bank, and the Borrower shall upon the request of the Bank conclude an amendment to this Contract which incorporates the relevant Adopted Clause.

In the event a More Favourable Clause becomes an Adopted Clause under this Contract and, thereafter, such More Favourable Clause is either removed or amended to be less restrictive on the Borrower or the Guarantor or is otherwise less favorable to the third party creditors than such More Favorable Clause had previously been (a “Relaxed More Favourable Clause”), then, upon notice thereof by the Borrower to the Bank together with the delivery of the text of such Relaxed More Favourable Clause to the Bank, (x) in the case of a More Favourable Clause originally subject to clause (a) above, such Adopted Clause shall automatically cease to be effective under this Contract, (y) in the case of a More Favourable Clause originally subject to clauses (b) or (c) above, such Adopted Clause shall automatically be deemed amended to conform to such Relaxed More Favorable Clause; provided, however, that the relevant provisions of this Contract shall not be deemed to be amended pursuant to this clause (y) to the extent that any such amendment would render such provision less restrictive on the Borrower or the Guarantor than such provision would have been had such original Adopted Clause never been adopted (by reference or otherwise) into this Contract. The Bank shall, upon the request of the Borrower, conclude an amendment to this Contract which deletes or amends, as the case may be, the relevant Adopted Clause.
This Article 7.04 shall not apply to:

(i)
any financial indebtedness incurred (x) from banks (other than multilateral development banks/IFIs) or (y) in form of bonds issued by any member of the Group, in each case in non-OECD countries by any member of the Group located and incorporated in a non-OECD country; and

(ii)	upstream guarantees by Massey Ferguson Corp. and The GSI Group, LLC under the AGCO Credit Agreement in the maximum aggregate amount of up to USD 1,155,000,000.

ARTICLE 8
Information

8.01    Information concerning the Borrower
The Borrower shall:

(a)
(i) deliver to the Bank each year within 1 (one) month after their publication its unaudited annual report, balance sheet, profit and loss account certified by its directors and, from time to time, such further information on its general financial situation as the Bank may reasonably require and (ii) deliver and/or procure that the Guarantor delivers to the Bank financial statements pursuant to Article 4.02(a) of the Guarantee Agreement together with a Compliance Certificate, in form and substance satisfactory to the Bank, signed by authorised representatives of the Borrower and the Guarantor confirming compliance with the financial covenants pursuant to Article 6.06A of this Contract and Article 5.14 of the Guarantee Agreement (including evidence of such compliance and related calculations) and including necessary information for determining the applicable Margin; and

(b)	inform the Bank immediately of:

(i)	any material alteration to its constitutional documents after the date of this Contract;

(ii)
any fact which obliges the Borrower, the Guarantor or any other member of the Group to prepay any financial indebtedness in the amount in excess of USD 50,000,000 in the aggregate or any EU funding, except when such prepayment is (A) made by the Borrower, the Guarantor or any other member of the Group on a voluntary basis or when early redemption at the discretion of the Borrower, the Guarantor or any other member of the Group, as issuers, was originally foreseen in the documentation of the relevant capital markets instrument or (B) the result of the sale or other disposition of assets which secure such indebtedness;

(iii)	any event or decision that constitutes or may result in a Prepayment Event;

(iv)
any intention on its part, or that of the Guarantor or any Subsidiary, to create, incur, assume or suffer to exist any Lien on or with respect to any of its properties of any character, or those of the Guarantor or any Subsidiary, in favour of a third party, save for Permitted Liens;

(v)	any intention on its part, or that of the Guarantor or any Subsidiary, to relinquish ownership of any material component of the Project, save as permitted pursuant to this Contract;

(vi)	any fact or event that is reasonably likely to prevent the substantial fulfilment of any obligation of the Borrower under this Contract;

(vii)	any event listed in Article 10.01 having occurred or being imminent;

(viii)	any event or decision that constitutes or may result in an event described in Article 6.02, other than those described in Article 6.02(b);

(ix)	any Merger Event;

(x)	any litigation, arbitration, administrative proceedings or investigation, which is current, threatened or pending, which might reasonably be expected to result in a Material Adverse Change;

(xi)	any investigation concerning the integrity of any member of the Borrower’s board of managing directors; and

(xii)
to the extent permitted by law, any material litigation, arbitration, administrative proceedings or investigation carried out by a court, administration or similar public authority, which, to the best of its knowledge and belief, is current, imminent or pending against the Borrower or any of its controlling entities or any member of the Borrower’s board of managing directors in connection with a Criminal Offence related to the Loan or the Project.

ARTICLE 9
Charges and expenses

9.01    Taxes, duties and fees
The Borrower shall pay all taxes, duties, fees and other impositions of whatsoever nature, including stamp duty and registration fees, arising out of the execution or implementation of this Contract or any related document and the creation, perfection, registration or enforcement of any security for the Loan to the extent applicable.
The Borrower shall pay all principal, interest, indemnities and other amounts due under this Contract gross without any withholding or deduction of any national or local impositions whatsoever required by law or an agreement with a governmental authority or otherwise; provided that, if the Borrower is obliged to make any such withholding or deduction, it will gross up the payment to the Bank so that after deduction, the net amount received by the Bank is equivalent to the sum due.
If requested by the Borrower, the Bank shall provide the Borrower with a completed U.S. Internal Revenue Service Form W-8BEN-E.
9.02    Other charges
The Borrower shall bear all charges and expenses, including professional, banking or exchange charges, incurred in connection with the preparation, execution, implementation, enforcement and termination of this Contract or any related document, any amendment, supplement or waiver in respect of this Contract or any related document, and the amendment, creation, management, enforcement and realisation of any security for the Loan.

9.03	Increased costs, indemnity and set-off

(a)
The Borrower shall pay to the Bank any costs or expenses incurred or suffered by the Bank as a consequence of the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or compliance with any law or regulation after the date of this Contract in accordance with which (i) the Bank is obliged to incur additional costs in order to fund or perform its obligations under this Contract or (ii) any amount owed by the Borrower to the Bank under this Contract or the financial income resulting from the granting of the Credit or the Loan by the Bank to the Borrower is reduced or eliminated.

(b)
Without prejudice to any other rights of the Bank under this Contract or any applicable law, the Borrower shall indemnify and hold the Bank harmless from and against any loss incurred as a result of any full or partial discharge of the Borrower’s obligations under this Contract that takes place in a manner other than as expressly provided for in this Contract.

(c)
The Bank may set off any matured obligation due from the Borrower under this Contract (to the extent beneficially owned by the Bank) against any obligation (whether or not matured) owed by the Bank to the Borrower regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Bank may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

ARTICLE 10
Events of default

10.01    Right to demand repayment
The Borrower shall repay all or part of the Loan (as requested by the Bank) forthwith, together with accrued interest and all other accrued or outstanding amounts under this Contract, upon written demand being made by the Bank in accordance with the following provisions.
10.01A    Immediate demand
The Bank may make such demand immediately:

(a)
if the Borrower does not pay on the due date any amount payable pursuant to this Contract at the place and in the currency in which it is expressed to be payable, unless (i) its failure to pay is caused by an administrative or technical error or a Disruption Event and (ii) payment is made within 3 (three) Business Days of its due date;

(b)
if any information or document given to the Bank by or on behalf of the Borrower or the Guarantor or any representation, warranty or statement made or deemed to be made by the Borrower or the Guarantor in or pursuant to this Contract or the Guarantee Agreement is, or proves to have been, incorrect, incomplete or misleading in any material respect;

(c)
if the Borrower or the Guarantor or any other member of the Group shall fail to pay any principal of, premium or interest on or any other amount payable in respect of any Indebtedness, if such Indebtedness is outstanding in a principal or notional amount of at least USD 50,000,000 in the aggregate (but excluding Indebtedness outstanding hereunder), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness or otherwise to cause, or to permit the holder thereof to cause, such Indebtedness to mature; or any such Indebtedness shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof;

(d)
if the Borrower or the Guarantor or any other member of the Group is generally unable to pay its debts as they fall due, or suspends its debts, or makes or seeks to make a composition with its creditors;

(e)
if any corporate action, legal proceedings or other procedure or step is taken in relation to the suspension of payments, a moratorium of any indebtedness, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) or an order is made or an effective resolution is passed for the winding up of the Borrower or the Guarantor or any other member of the Group, or if the Borrower or the Guarantor or any other member of the Group takes steps towards a substantial reduction in its capital, is declared insolvent or ceases or resolves to cease to carry on the whole or any substantial part of its business or activities;

(f)
if an encumbrancer takes possession of, or a receiver, trustee in bankruptcy, liquidator, administrator, administrative receiver or similar officer is appointed, whether by a court of competent jurisdiction or by any competent administrative authority or by any person, of or over any part of the business or assets of the Borrower or the Guarantor or any other member of the Group or any property forming part of the Project;

(g)
if the Borrower or the Guarantor or any other member of the Group defaults in the performance of any obligation in respect of any other loan granted by the Bank or financial instrument entered into with the Bank;

(h)
if any distress, execution, sequestration, attachment or other process is levied or enforced upon the property of the Borrower or the Guarantor or any other member of the Group or any property forming part of the Project and is not discharged or stayed within 14 (fourteen) days;

(i)
if (x) it is or becomes unlawful for the Borrower or the Guarantor to perform any of its obligations under this Contract or the Guarantee Agreement; or (y) this Contract or the Guarantee Agreement is not effective in accordance with its terms or is alleged by the Borrower or the Guarantor to be ineffective in accordance with its terms; or

(j)	if a notice under Article 36 Tax Collection Act (Invorderingswet 1990) has been given by any member of the Group.
10.01B    Demand after notice to remedy
The Bank may also make such demand if:

(a)
the Borrower fails to comply with any obligation under this Contract not being an obligation mentioned in Article 10.01A or the Guarantor fails to comply with any obligation under the Guarantee Agreement; or

(b)
any fact stated in the Recitals materially alters and is not materially restored and the alteration either prejudices the interests of the Bank as lender to the Borrower or adversely affects the implementation or operation of the Project, unless the non-compliance or circumstance giving rise to the non-compliance is capable of remedy and is remedied to the satisfaction of the Bank within 20 (twenty) Business Days from a notice served by the Bank on the Borrower or the Guarantor.
10.02    Other rights at law
Article 10.01 shall not restrict any other right of the Bank at law to require prepayment of the Loan.
10.03    Indemnity
10.03A    Fixed Rate Tranches
In case of demand under Article 10.01 in respect of any Fixed Rate Tranche, the Borrower shall pay to the Bank the amount demanded together with the Prepayment Indemnity on any amount of principal due to be prepaid. Such Prepayment Indemnity shall accrue from the due date for payment specified in the Bank’s notice of demand and be calculated on the basis that prepayment is effected on the date so specified.
10.03B    Floating Rate Tranches
In case of demand under Article 10.01 in respect of any Floating Rate Tranche, the Borrower shall pay to the Bank the amount demanded together with a sum equal to the present value of 0.15% (fifteen basis points) per annum calculated and accruing on the amount of principal due to be prepaid in the same manner as interest would have been calculated and would have accrued, if that amount had remained outstanding according to the original amortisation schedule of the Tranche until the Maturity Date.
The value shall be calculated at a discount rate equal to the Redeployment Rate applied as of each relevant Payment Date.
10.03C    General
Amounts due by the Borrower pursuant to this Article 10.03 shall be payable on the date of prepayment specified in the Bank’s demand.
10.04    Non-waiver
No failure or delay or single or partial exercise by the Bank in exercising any of its rights or remedies under this Contract shall be construed as a waiver of such right or remedy. The rights and remedies provided in this Contract are cumulative and not exclusive of any rights or remedies provided by law.

ARTICLE 11
Law and jurisdiction

11.01    Governing law
This Contract, and any non-contractual obligations arising out of or in connection with it, shall be governed by, and construed in accordance with, English law.
11.02    Jurisdiction
The English courts have exclusive jurisdiction to settle any dispute in connection with this Contract.
The parties agree that English courts are the most appropriate and convenient courts to settle any such dispute in connection with this Contract.
References in this Article 11.02 to a dispute in connection with this Contract include any dispute as to the existence, validity or termination of this Contract.

11.03	Forum conveniens and enforcement abroad

The Borrower:

(a)	waives any objection it may have to the English courts on grounds of inconvenient forum or otherwise as regards proceedings in connection with this Contract; and

(b)	agrees that a judgment or order of an English court in connection with this Contract is conclusive and binding on it and may be enforced against it in the courts of any other jurisdiction.

11.04	Agent of service

(a)
The Borrower hereby appoints AGCO Ltd., Abbey Park, Stoneleigh, Kenilworth, CV8 2TQ, UK as its agent for service of process under this Contract for service of process in any proceedings before the English courts in connection with this Contract.

(b)
If any person appointed as process agent under paragraph (a) above is unable for any reason to so act or if such appointment is terminated for any reason, the Borrower must immediately (and in any event within 15 (fifteen) days of the event taking place) appoint another agent on terms acceptable to the Bank. Failing this, the Bank may appoint another process agent for this purpose.

(c)	The Borrower agrees that failure by a process agent to notify it of any process will not invalidate the relevant proceedings.

(d)	This Article 11.04 does not affect any other method of service allowed by law.

11.05	Place of performance
Unless otherwise specifically agreed by the Bank in writing, the place of performance under this Contract shall be the seat of the Bank.
11.06    Evidence of sums due
In any legal action arising out of this Contract the certificate of the Bank as to any amount or rate due to the Bank under this Contract shall in the absence of manifest error be prima facie evidence of such amount or rate.
11.07    Amendments
Any amendment to this Contract shall be made in writing and shall be signed by the parties hereto. Any amendment hereto shall not be effective between the parties hereto, unless and until the Guarantor has consented to such amendment in writing.

ARTICLE 12
Final clauses
12.01    Notices to either party
Notices and other communications given under this Contract addressed to either party to this Contract shall be made to the address or facsimile number as set out below, or to such other address or facsimile number as a party previously notifies to the other in writing:

For the Bank	Attention: Ops - Central Europe Department 98-100 boulevard Konrad Adenauer L-2950 Luxembourg Facsimile no.: +352 4379 67197
For the Borrower	Attention: Finance Department

AGCO International Holdings B.V. Horsterweg 66a 5971 NG Grubbenvorst
The Netherlands Facsimile no.: +31 773 270 202

Copies to the Guarantor	Attention: Treasurer AGCO Corporation 4205 River Green Parkway Duluth, GA 30096 United States of America Facsimile no.: +1 770 813 6070

12.02    Form of notice
Any notice or other communication given under this Contract must be in writing.
Notices and other communications, for which fixed periods are laid down in this Contract or which themselves fix periods binding on the addressee, may be made by hand delivery, registered letter or facsimile. Such notices and communications shall be deemed to have been received by the other party on the date of delivery in relation to a hand-delivered or registered letter or on receipt of transmission in relation to a facsimile.
Other notices and communications may be made by hand delivery, registered letter or facsimile or, to the extent agreed by the parties by written agreement, by email or other electronic communication.
Without affecting the validity of any notice delivered by facsimile according to the paragraphs above, a copy of each notice delivered by facsimile shall also be sent by letter to the relevant party on the next following Business Day at the latest.
Notices issued by the Borrower pursuant to any provision of this Contract shall, where required by the Bank, be delivered to the Bank together with satisfactory evidence of the authority of the person or persons authorised to sign such notice on behalf of the Borrower and the authenticated specimen signature of such person or persons.
12.03    Contracts (Rights of Third Parties) Act 1999
A person who is not a party to this Contract may not enforce or enjoy the benefit of any of its terms under the Contracts (Rights of Third Parties) Act 1999 and, except as provided under the Guarantee Agreement, the consent of any third party is not required for any variation (including any release or compromise of any liability) or termination of this Contract.
12.04    Entire agreement
The Finance Documents constitute the entire agreement between the Parties in relation to matters set out herein and supersede any previous agreements, whether express or implied, in relation thereto.
For the purposes of this Article:

(a)	“Finance Documents” means this Contract and the Guarantee Agreement; and

(b)	“Parties” means the Borrower, the Guarantor and the Bank.
12.05    Partial invalidity
If, at any time, any provision of this Contract is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

12.06    Changes to the Borrower
The Borrower may not assign any of its rights or transfer any of its rights or obligations under this Contract, unless with the prior written consent of the Bank.

12.07    Recitals, Schedules and Annexes
The Recitals and following Schedules form part of this Contract:

Schedule A	Technical Description
Schedule B	Definitions of EURIBOR and LIBOR
Schedule C	Forms for the Borrower and the Guarantor
Schedule D	Form of the Guarantee Agreement
Schedule E	Form of Compliance Certificate

The following Annex is attached hereto:

Annex I
Borrower’s resolutions of the board of managing directors and the sole shareholder, the extract (uittreksel) from the Dutch Commercial Register (Handelsregister) of the Borrower and authorisation of signatories

IN WITNESS WHEREOF the parties hereto have caused this Contract to be executed in 4 (four) originals in the English language and have respectively caused Ms Dita Sole, Legal Counsel, on behalf of the Bank, and Mr. P Huijsmans, and Mr. G Rollinson, on behalf of the Borrower, to initial each page of this Contract on their behalf.

Grubbenvorst, 18 December 2014
Luxembourg, 18 December 2014

Signed for and on behalf of EUROPEAN INVESTMENT BANK		Signed for and on behalf of AGCO International Holdings B.V.
/s/ E. Kamenitzer	/s/ W. Jardet	/s/ P. Huijsmans	/s/ G. Rollinson
E. Kamenitzer Head of Division	W. Jardet Head of Division	P. Huijsmans Authorized Representative	G. Rollinson Authorized Representative

Schedule A

Technical Description

Purpose, Location
The Project concerns the Group’s RDI expenditures related to agricultural tractors and engines. The main Project component aims at developing technical solutions to comply with new legislation requirements, namely reduction of exhaust emissions, reduction of operator and bystander noise levels, reduction of operator exposure to vibrations during operations as well as numerous future safety-related items linked to the vehicles’ homologation. The RDI activities will be carried out in the Group’s existing EU-based R&D facilities:
(i) Marktoberdorf, Germany (Fendt, tractors from 50 to 390 HP);
(ii) Beauvais, France (Massey Ferguson, tractors from 70 to 400 HP);
(iii) Suolahti, Finland (Valtra, tractors from 70 to 215 HP);
(iv) Linnavuori, Finland (AGCO Power, engines).

Description
The main sub-projects included in the Project are as follows:(i) Marktoberdorf, Ger

(i) Marktoberdorf, Germany

Project name	Project description	Deliverables
X217	New emission technology in order to meet COMIIIB (Tier 4 interim) requirements	Reduce nitrogen oxide and particulate matter to meet Tier 4 interim requirements
X315	New emission technology in order to meet COMIV (Tier 4 final) requirements	Reduce nitrogen oxide and particulate matter to meet Tier 4 final requirements
	New driver place, new hydraulic concept, new features	Increase the overall efficiency of the machine
	Capability for bigger tyres	Increase scope of application
X320	New emission technology in order to meet COMV (Tier 5) requirements	Reduce nitrogen oxide and particulate matter to meet Tier 5 requirements
	New engine with increased horse power	Increase engine efficiency (fuel)
	CEA Guide implementation	Increase efficiency of material usage (seeds, fertilizer, pesticide, fuel, etc.)
X515	New emission technology in order to meet COMIV (Tier 4 final) requirements	Reduce nitrogen oxide and particulate matter to meet Tier 4 final requirements
X520	New emission technology in order to meet COMV (Tier 5) requirements	Reduce nitrogen oxide and particulate matter to meet Tier 5 requirements
X719	New emission technology in order to meet COMV (Tier 5) requirements	Reduce nitrogen oxide and particulate matter to meet Tier 5 requirements
	New engine and implementation of new CVT generation (TA190)	Increase fuel (energy) efficiency
	Improved/extended automation of driver place	Increase operator respectively overall machine efficiency
	CEA Guide implementation	Increase efficiency of material usage (seeds, fertilizer, pesticide, fuel, etc.)
	Tyre pressure control system	Increase fuel efficiency (on- & off-road)

X820	New emission technology in order to meet COMV (Tier 5) requirements	Reduce nitrogen oxide and particulate matter to meet Tier 5 requirements
	CEA Guide implementation	Increase efficiency of material usage (seeds, fertilizer, pesticide, fuel, etc.)
X918	New emission technology in order to meet COMV (Tier 5) requirements	Reduce nitrogen oxide and particulate matter to meet Tier 5 requirements
	New engine and implementation of new CVT generation (TA300)	Increase fuel (energy) efficiency
	New hydraulic concept	Increase fuel efficiency
X1015	New model range in the range 400 - 500 HP, mainly used for heavy pulling but also maintaining the Fendt-specific all-round capability like for transport etc	Provide efficient Fendt Technology in a new model range
	New emission technology in order to meet COMIV (Tier 4 final) requirements	Reduce nitrogen oxide and particulate matter to meet Tier 4 final requirements
X1019	New emission technology in order to meet COMV (Tier 5) requirements	Reduce nitrogen oxide and particulate matter to meet Tier 5 requirements
SPFH	New emission technology in order to meet COMV (Tier 5) requirements	Reduce nitrogen oxide and particulate matter to meet Tier 5 requirements
	New Model Katana 45	Provide efficient Fendt Technology in a new model range
	New Technology NIR-Sensor	Mixture measurement for efficiency in harvesting and further processing
TA190	Module Development of new CVT generation	Increase fuel (energy) efficiency
TA300	Module Development of new CVT generation	Increase fuel (energy) efficiency
TA - MT 700	Module Development of new CVT generation for track tractors	Provide fuel efficient technology to track tractors
TA - MT 800	Module Development of new CVT generation for track tractors	Provide fuel efficient technology to track tractors
Section Control	Module Development for automatic switching of sections of an implement based on GPS position and desired degree of overlap	Increase efficiency of material usage (seeds, fertilizer, pesticide, fuel, etc.)
CEA Guide	Module Development of automatic guidance system	Increase efficiency of material usage (seeds, fertilizer, pesticide, fuel, etc.)
Research projects - Robotics	MARS SMART-E	Increase efficiency of material usage (fertilizer, pesticide, seeds, fuel, etc.) and Resources
(ii) Beauvais, France

(ii) Beauvais, France

Project name	Project description	Deliverables
Reliability	All engineering efforts to cover current product maintenance and reliability improvement. New features requested by product management during serial production
SRT1 4 cylinder T4 final
Due to emission legislation Tier 4 final has to be implemented onto the big 4cyl tractors
MF/Challenger/Iseki up to 130kW New CVT installation bringing additional lift capacity and new hydraulic installation
New 6700 range T4F compliant New hydraulic installation with new features. New CVT with new features
ERT 4 cylinders T4 final	Due to emission legislation Tier 4 final has to be implemented onto the small 4cyl tractors MF/Iseki up to 95kW	New 5700 range 4cyl T4F compliant New hydraulic installation with new features
ERT1 4 cylinders T4 final	Due to emission legislation Tier 4 final has to be implemented onto the small 4cyl tractors MF up to 80kW. New hydraulic installation. HP increase	New 5700 range 4cyl T4F compliant New hydraulic installation with new features. New front axle suspension. Max horse power increase
SRT2 6 cylinders T5
Due to emission legislation Tier 5 has to be implemented onto the 6cyl tractors. In addition the new range has to be compliant with the mother regulation (incl. ABS compatibility)
New range of transmissions and engines. New cab and hood design

(iii) Suolahti, Finland

(iii) Suolahti, Finland

Project name	Project description	Deliverables
Tier 4 Final	Engine series (56<P<365kW) designed to meet Tier IV Final emission legislation	Fulfil Tier IV final emission requirement (engine development, testing, validation and application work)
AP 3000	New base engine series designed to meet Tier V Final emission legislation (56<P<250 kW)	As an integration with EAT system AP300 series is designed to meet Tier V requirement, low cost, Low total cost of ownership, superior performance, good durability
Big bore	New base engine series designed to meet Tier V Final emission legislation (184<P<405kW)	As an integration with EAT system BB upgrade series is designed to meet Tier V requirement, superior total cost of ownership, superior performance, superior durability
Engine After Treatment (including StageV)	New after treatment system designed for following engine platforms: current Tier 4 Final, New AP3000, New Big Bore upgrade and Eco platform	Fulfil Tier V final emission requirement together with base engine technology, to develop simple and reliable Diesel Particulate Filter system

iv) Linnavuori, Finland

(iv) Linnavuori, Finland

Project name	Project description	Deliverables
Tier IV final emissions, Cab Phase 11 (VT11)	Tier 4 Final 6-cyl (66 and 74 Engines)	To meet Tier IV final requirement
	150 - 235 HP	SOP Q4 2014
New Cab, New design of front end, Product range shift up to T234
New hydraulic options, LS with mechanical spool valves
3 speed PTO, New transmission control interface
Tier IV final emissions, Cab Phase 11 (VN12a)	Tier4 Final 3- and 4-cyl (33, 44 and 49 Engines)	To meet Tier IV final requirement
	90 - 180 HP	SOP Q3 2015 (VN12a 4 cyl)
	New outlook, design aligned with VT11	SOP Q2 2016 (VN12b 3 cyl)
3 PS replaced with 5 PS
3 cylinder common pilot project (VN12b)	Introduce CM08 Phase 2 cabin version in Small N-series (carry over from VN12a)	Gradually replace all N3 models during 2015-2016
	Introduce optional 3-speed rear PTO (carry over from VN12a and VT11)	VN12b will be AGCO pilot project for common front-end design. It will be done jointly with MF Z19A project
Robotized creeper and GSPTO (carry over from VN12a and VT11)
Change EGR technology to SCR Only
Next generation A, (VA13)	Global AGCO project will deliver also Valtra models as a new A-series	SOP Q4 2016
Replacement for existing A3-series
70 - 130 HP
Valtra brand specific cab
New design of front end
N, T and S range (VT16 and VS16, CEA)	Modernization of user interface	SOP Q1 / 2017
Meet EU Tractor mother regulations
AGCO common electric architecture
AGCO global S-platform (volume)	Stage 5 4-cyl	SOP Q3 / 2019
AGCO global M-platform (volume)	Stage 5 6-cyl	SOP Q1 / 2019
Research and advance engineering	Betra

Reliability	Engineering efforts to cover current product maintenance and reliability improvement

Calendar
The Project will be carried out in the period 1 January 2015 - 31 December 2018.

Schedule B

Definitions of EURIBOR and LIBOR

A.    EURIBOR
“EURIBOR” means:

(a)	in respect of a relevant period of less than one month, the Screen Rate (as defined below) for a term of one month;

(b)	in respect of a relevant period of one or more months for which a Screen Rate is available, the applicable Screen Rate for a term for the corresponding number of months; and

(c)
in respect of a relevant period of more than one month for which a Screen Rate is not available, the rate resulting from a linear interpolation by reference to two Screen Rates, one of which is applicable for a period next shorter and the other for a period next longer than the length of the relevant period,

(the period for which the rate is taken or from which the rates are interpolated being the “Representative Period”).
For the purposes of paragraphs (b) and (c) above, “available” means the rates, for given maturities, that are calculated and published by Global Rate Set Systems Ltd (GRSS), or such other service provider selected by the European Money Markets Institute (EMMI), under the sponsorship of EMMI and EURIBOR ACI, or any successor to that function of EMMI and EURIBOR ACI as determined by the Bank.
“Screen Rate” means the rate of interest for deposits in EUR for the relevant period as published at 11h00, Brussels time, or at a later time acceptable to the Bank on the day (the “Reset Date”) which falls 2 (two) Relevant Business Days prior to the first day of the relevant period, on Reuters page EURIBOR 01 or its successor page or, failing which, by any other means of publication chosen for this purpose by the Bank.
If such Screen Rate is not so published, the Bank shall request the principal euro-zone offices of four major banks in the euro-zone, selected by the Bank, to quote the rate at which EUR deposits in a comparable amount are offered by each of them as at approximately 11h00, Brussels time, on the Reset Date to prime banks in the euro-zone interbank market for a period equal to the Representative Period. If at least 2 (two) quotations are provided, the rate for that Reset Date will be the arithmetic mean of the quotations.
If fewer than 2 (two) quotations are provided as requested, the rate for that Reset Date will be the arithmetic mean of the rates quoted by major banks in the euro-zone, selected by the Bank, at approximately 11h00, Brussels time, on the day which falls 2 (two) Relevant Business Days after the Reset Date, for loans in EUR in a comparable amount to leading European Banks for a period equal to the Representative Period.
If the rate resulting from the above is below zero, EURIBOR will be deemed to be zero.
If no rate is available as provided above, EURIBOR shall be the rate (expressed as a percentage rate per annum) which is determined by the Bank to be the all-inclusive cost to the Bank for the funding of the relevant Tranche based upon the then applicable internally generated Bank reference rate or an alternative rate determination method reasonably determined by the Bank.
B.    LIBOR USD
“LIBOR” means, in respect of USD:

(a)	in respect of a relevant period of less than one month, the Screen Rate for a term of one month;

(b)	in respect of a relevant period of one or more months for which a Screen Rate is available, the applicable Screen Rate for a term for the corresponding number of months; and

(c)
in respect of a relevant period of more than one month for which a Screen Rate is not available, the rate resulting from a linear interpolation by reference to two Screen Rates, one of which is applicable for a period next shorter and the other for a period next longer than the length of the relevant period,

(the period for which the rate is taken or from which the rates are interpolated being the “Representative Period”).
For the purposes of paragraphs (b) and (c) above, “available” means “calculated and published” under the aegis of the ICE Benchmark Administration Limited (or any successor to that function of the ICE Benchmark Administration Limited as determined by the Bank) for given maturities.
“Screen Rate” means the rate of interest for deposits in USD for the relevant period as set by the ICE Benchmark Administration Limited (or any successor to that function of the ICE Benchmark Administration Limited as determined by the Bank) and released by financial news providers at 11h00, London time, or at a later time acceptable to the Bank on the day (the “Reset Date”) which falls 2 (two) London Business Days prior to the first day of the relevant period.
If such Screen Rate is not so released by any financial news provider acceptable to the Bank, the Bank shall request the principal London offices of 4 (four) major banks in the London interbank market selected by the Bank to quote the rate at which USD deposits in a comparable amount are offered by each of them at approximately 11h00, London time, on the Reset Date, to prime banks in the London interbank market for a period equal to the Representative Period. If at least 2 (two) such quotations are provided, the rate will be the arithmetic mean of the quotations provided.
If fewer than 2 (two) quotations are provided as requested, the Bank shall request the principal New York City offices of 4 (four) major banks in the New York City interbank market, selected by the Bank, to quote the rate at which USD deposits in a comparable amount are offered by each of them at approximately 11h00, New York City time, on the day falling 2 (two) New York Business Days after the Reset Date, to prime banks in the European market for a period equal to the Representative Period. If at least 2 (two) such quotations are provided, the rate will be the arithmetic mean of the quotations provided.
If the rate resulting from the above is below zero, LIBOR will be deemed to be zero.
If no rate is available as provided above, LIBOR shall be the rate (expressed as a percentage rate per annum) which is determined by the Bank to be the all-inclusive cost to the Bank for the funding of the relevant Tranche based upon the then applicable internally generated Bank reference rate or an alternative rate determination method reasonably determined by the Bank.
C.    General
For the purposes of the foregoing definitions:

(a)	“London Business Day” means a day on which banks are open for normal business in London and “New York Business Day” means a day on which banks are open for normal business in New York.

(b)	All percentages resulting from any calculations referred to in this Schedule will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with halves being rounded up.

(c)	The Bank shall inform the Borrower without delay of the quotations received by the Bank.

(d)
If any of the foregoing provisions becomes inconsistent with provisions adopted under the aegis of EMMI and EURIBOR ACI (or any successor to that function of EMMI and EURIBOR ACI as determined by the Bank) or of the ICE Benchmark Administration Limited (or any successor to that function of the ICE Benchmark Administration Limited as determined by the Bank) in respect of LIBOR, the Bank may by notice to the Borrower amend the provision to bring it into line with such other provisions.

Schedule C

Forms for the Borrower and the Guarantor
C.1 Form of Disbursement Request (Article 1.02B)
[On the Borrower’s letterhead]
Disbursement Request - AGCO R&D

Date:
Please proceed with the following disbursement:

Loan Name (*):		AGCO R&D

Signature Date (*):			Contract FI number:	31.593
Currency & amount requested			Proposed disbursement date:

Currency	Amount

I N T E R E S T	Int. rate basis (Art. 3.01)		Reserved for the Bank	(contract currency)

Rate (% or Spread)
OR (please indicate only ONE)
Maximum Rate (% or Maximum Spread) If the Borrower does not specify an interest rate or Spread here, the Borrower will be deemed to have agreed to the interest rate or Spread subsequently provided by the Bank in the Disbursement Notice, in accordance with Article 1.02C(c).
		‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑	Total Credit Amount:

	Frequency (Art. 3.01)	Annual Semi-annual Quarterly	Disbursed to date:

	Payment Dates (Art. 5)		Balance for disbursement:

Current disbursement:
C A P I T A L	Repayment frequency	Annual Semi-annual Quarterly	Balance after disbursement:

	Repayment methodology (Art. 4.01)	Equal instalments Constant annuities Single instalment	Disbursement deadline:

	First repayment date		Max. number of disbursements:

	Maturity Date		Minimum Tranche size:

Total allocations to date:

			Conditions precedent:	Yes / No

1 If the Borrower does not specify an interest rate or Spread here, the Borrower will be deemed to have agreed to the interest rate or Spread subsequently provided by the Bank in the Disbursement Notice, in accordance with Article 1.02C(c).

Borrower's account to be credited:
Acc. N: …………………………………………………………………………………………….

(please provide IBAN format in case of disbursements in EUR, or appropriate format for the relevant currency)

Bank name, address: …………………………………………………………………………
Please transmit information relevant to:
Borrower's authorised name(s) and signature(s):

C.2 Form of certificate from the Borrower (Article 1.04B)
[On the Borrower’s letterhead]

To:	European Investment Bank

From:	AGCO International Holdings B.V.

Date:	<>

Subject:	Finance contract between European Investment Bank and AGCO International Holdings B.V. dated <> (the “Finance Contract”)
FI number 31.593    Serapis number 2011 0159
______________________________________________________________________

Dear Sirs,
Terms defined in the Finance Contract have the same meaning when used in this letter.
For the purposes of Article 1.04 of the Finance Contract, we hereby certify to you as follows:

(a)	no Prepayment Event has occurred and is continuing unremedied or unwaived;

(b)	no Lien of the type prohibited under Article 7.02 has been created or is in existence;

(c)
no event or circumstance which constitutes or would with the passage of time or giving of notice under the Finance Contract constitute an Event of Default has occurred and is continuing unremedied or unwaived;

(d)
no litigation, arbitration, administrative proceedings or investigation is current or to our knowledge is threatened or pending before any court, arbitral body or agency which has resulted or if adversely determined is reasonably likely to result in a Material Adverse Change, nor is there subsisting any unsatisfied judgement or award which has resulted or is reasonably likely to result in a Material Adverse Change;

(e)	the representations and warranties to be made or repeated by us under Article 6.07 are true in all material respects;

(f)	no Material Adverse Change has occurred; [and]

(g)	no event of the type prohibited under Article 6.02 or of which we are required to inform you under Article 6.05 has occurred; [and]

(h)
[we have obtained all necessary consents, authorisations, licences or approvals of governmental or public bodies or authorities required in connection with the Finance Contract.] / [no consents, authorisations, licenses or approvals of governmental or public bodies or authorities are required in connection with the Finance Contract.]

Yours faithfully,

For and on behalf of AGCO International Holdings B.V.
Date:

C.3 Form of certificate from the Guarantor (Article 1.04B)
[On the Guarantor’s letterhead]

To:	European Investment Bank

From:	AGCO Corporation

Date:	<>

Subject:
Finance contract between European Investment Bank and AGCO International Holdings B.V. dated <> (the “Finance Contract”), and Deed of Guarantee and Indemnity between European Investment Bank and AGCO Corporation dated <> (the “Guarantee Agreement”)

FI number 31.593    Serapis number 2011 0159
______________________________________________________________________
Dear Sirs,
Terms defined in the Finance Contract and the Guarantee Agreement have the same meaning when used in this letter.
For the purposes of Article 1.04 of the Finance Contract, we hereby certify to you as follows:

(a)	no Prepayment Event has occurred and is continuing unremedied or unwaived;

(b)	no Lien of the type prohibited under Article 7.02 of the Finance Contract and under Article 6.01 of the Guarantee Agreement has been created or is in existence;

(c)	there has been no material change to any aspect of the Project or in respect of which we are obliged to report under Article 4.01 of the Guarantee Agreement, save as previously communicated by us;

(d)	we have sufficient funds available to ensure the timely completion and implementation of the Project in accordance with Schedule A.1 of the Guarantee Agreement;

(e)
no event or circumstance which constitutes or would with the passage of time or giving of notice under the Finance Contract constitute an Event of Default has occurred and is continuing unremedied or unwaived;

(f)	the representations and warranties to be made or repeated by us under Article 2.09 of the Guarantee Agreement are true in all material respects;

(g)
no litigation, arbitration, administrative proceedings or investigation is current or to our knowledge is threatened or pending before any court, arbitral body or agency which has resulted or if adversely determined is reasonably likely to result in a Material Adverse Change, nor is there subsisting against us or any of our Subsidiaries any unsatisfied judgement or award which has resulted or is reasonably likely to result in a Material Adverse Change;

(h)	no Material Adverse Change has occurred;

(i)	no event of the type prohibited under Article 6.02 of the Finance Contract or of which the Borrower is required to inform you under Article 6.05 of the Finance Contract has occurred; and

(j)	no event of the type prohibited under Article 5.06 of the Guarantee Agreement or of which we are required to inform you under Article 5.09 of the Guarantee Agreement has occurred.

Yours faithfully,

For and on behalf of AGCO Corporation

Date:

Schedule D

Form of the Guarantee Agreement

FI N° 31.593 (DE)
Serapis N° 2011 0159

______________________________________________________________________________

AGCO R&D

______________________________________________________________________________

DEED OF GUARANTEE AND INDEMNITY

between

EUROPEAN INVESTMENT BANK

and

AGCO CORPORATION

___ December 2014

THIS DEED OF GUARANTEE AND INDEMNITY IS DATED ___ DECEMBER 2014 AND MADE BETWEEN:

The European Investment Bank, having its seat at 98-100, boulevard Konrad Adenauer, Luxembourg L-2950, Luxembourg, represented by Ms Elina Kamenitzer, Head of Division, and Ms Wiebke Jardet, Head of Division,

hereinafter referred to as: the “Bank”

of the first part, and

AGCO Corporation, a company incorporated in Delaware, United States of America, having its registered office at 4205 River Green Parkway, Duluth, GA 30096, United States of America, represented by Mr Andrew H. Beck, Senior Vice President and CFO, and Mr David K. Williams, Vice President and Treasurer,

hereinafter referred to as: the “Guarantor”

of the second part.

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WHEREAS:

1.
The Guarantor has stated that its group is undertaking an investment programme in Germany, Finland and France concerning the research and development related to agricultural tractors and engines in the period 2015-2018 (the “Project”), as more particularly described in the technical description set out in Schedule A.1 (the “Technical Description”).

2.
The Guarantor’s shares are listed on the New York Stock Exchange. As of the date of this deed of guarantee and indemnity (the “Deed of Guarantee and Indemnity”), the Guarantor has issued around 90 million shares.

3.
The total cost of the Project, as estimated by the Bank, is approximately EUR 408,900,000 (four hundred and eight million and nine hundred thousand euros), to be partly financed by the Guarantor’s own funds and other external funds available to the group.

4.
By a finance contract dated [] December 2014 (the “Finance Contract") between the Bank and AGCO International Holdings B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of The Netherlands having its registered office at Horsterweg 66a, 5971NG Grubbenvorst, The Netherlands and registered with the trade register of the commercial register of the Chamber of Commerce in The Netherlands under number 12067080 (the “Borrower”), the Bank has agreed to establish in favour of the Borrower a credit in an aggregate amount of up to EUR 200,000,000 (two hundred million euros) or the equivalent thereof in USD (the “Credit”) to be used by the Borrower for the financing of the Project.

5.
The obligations of the Bank under the Finance Contract and the disbursement of funds thereunder are conditional upon, inter alia, the prior due execution and delivery by the Guarantor of this Deed of Guarantee and Indemnity.

6.
The board of directors of the Guarantor is satisfied that the Guarantor is entering into this Deed of Guarantee and Indemnity for the purposes of its business and that its doing so benefits the Guarantor.

7.
The execution of this Deed of Guarantee and Indemnity is authorised by the board of directors and certain designated officers of the Guarantor. A copy of the secretary’s certificate from the Guarantor relating to such authorisation is set out in Annex I to this Deed of Guarantee and Indemnity.

8.	The Guarantor and the Bank intend this Deed of Guarantee and Indemnity to take effect as a deed.

9.
Accordingly, the Bank and the Guarantor have agreed to enter into this Deed of Guarantee and Indemnity pursuant to which the Guarantor shall act as guarantor of the Borrower’s financial obligations under and in connection with the Finance Contract.

NOW THEREFORE it is hereby agreed as follows:

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ARTICLE 1
Finance Contract

1.01    Notice of the Finance Contract

The Guarantor acknowledges notice of the provisions of, and the transactions contemplated by, the Finance Contract, a certified copy or original of which has been delivered to it by the Borrower.

1.02    Defined terms

1.02A	Capitalised terms used but not defined in this Deed of Guarantee and Indemnity have the meanings given to them in the Finance Contract.

1.02B	Any reference in this Deed of Guarantee and Indemnity to:

(a)
“tax” shall be construed so as to include any tax, levy, impost, duty or other charge of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same); and

(b)
the “winding-up”, “dissolution” or “administration” of a company or corporation shall be construed so as to include any equivalent or analogous proceedings under the law of the jurisdiction in which such company or corporation is established or any jurisdiction in which such company or corporation carries on business including the seeking of liquidation, winding up, reorganisation, dissolution, administration, arrangement, adjustment, protection from creditors or relief of debtors.

1.02C	Any reference in Articles 2.09(l), 4.01(c), 4.02(c)(xi), 4.03, 5.01, 5.04, 5.05 and 5.07 of, and Schedule A.1 to, this Deed of Guarantee and Indemnity to:

(a)	the “Group” shall be construed as, in addition to the Borrower, the Guarantor and the Guarantor’s Material Subsidiaries, to also include AGCO GmbH, AGCO SAS, Valtra Oy and AGCO Power Oy.

1.03    Other documents

1.03A
All definitions and provisions which are incorporated herein by reference to any other document or agreement shall survive the expiry or termination of such document or agreement and any repayment or payment of moneys by the Borrower, any other obligor or other person thereunder. Any amendment, supplement, restatement, novation or replacement to or of any such definition or provision agreed between the parties (in accordance with the Finance Contract and this Deed of Guarantee and Indemnity) to the relevant document or agreement and approved by the Bank in writing shall apply for the purposes of this Deed of Guarantee and Indemnity. Subject thereto, all such definitions and provisions shall be construed by reference to the form of the relevant document or agreement current at the date of this Deed of Guarantee and Indemnity.

1.03B
Subject to Article 1.03A above, any reference herein to any document or agreement shall be construed as a reference to the same as from time to time amended, supplemented, restated, novated or replaced in accordance with its terms.

1.04    Statutes

Any reference in this Deed of Guarantee and Indemnity to a statute or statutory provision shall, unless the contrary is indicated, be construed as a reference to such statute or statutory provision as the same shall have been or may be amended or re-enacted.

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1.05    Third party rights

Unless expressly provided to the contrary, a person who is not a party to this Deed of Guarantee and Indemnity has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Deed of Guarantee and Indemnity.

The consent of any person who is not a party to this Deed of Guarantee and Indemnity is not required to rescind or vary this Deed of Guarantee and Indemnity.

1.06    Article, Schedule and Annex headings

References in this Deed of Guarantee and Indemnity to Articles, Recitals, Schedules or Annexes are, save if explicitly stipulated otherwise, references respectively to articles of, and recitals, schedules or annexes to, this Deed of Guarantee and Indemnity. Article, Schedule and Annex headings are for ease of reference only and shall not affect the construction of this Deed of Guarantee and Indemnity.

ARTICLE 2
Guarantee

2.01	Payment

(a)	Immediate recourse guarantee

The Guarantor, as primary obligor, hereby irrevocably and unconditionally guarantees to the Bank the due and punctual payment and performance of all present and future obligations and liabilities of the Borrower to the Bank under and in connection with the Finance Contract. The Guarantor undertakes that, if the Borrower fails to pay any part of a Guaranteed Sum to the Bank, whether upon the normal due date, upon acceleration or otherwise, the Guarantor shall unconditionally, irrevocably and promptly pay that sum to the Bank on first written demand, in the currency specified in the Finance Contract and to the account specified in the demand, provided that the principal monies comprised in the Guaranteed Sums shall consist of those monies disbursed and outstanding from time to time under the Finance Contract and the Guarantor shall have no liability in respect of such principal monies prior to their disbursement. This Deed of Guarantee and Indemnity is an independent guarantee of payment when due and not of collectibility.

For the purposes of this Deed of Guarantee and Indemnity, a "Guaranteed Sum" means any principal, interest, commission, indemnity, charge, expense or any other sum (in each case, whether actual or contingent, whether owed jointly or severally and whether owed as principal or surety or in any other capacity) due now or hereafter from the Borrower to the Bank under, pursuant to or in connection with the Finance Contract and any other sum due from time to time now or hereafter from the Borrower in connection with any advance or credit extended pursuant to the Finance Contract which remains unpaid after the expiry of the relevant grace periods provided under the Finance Contract.

Anything contained in this Deed of Guarantee and Indemnity to the contrary notwithstanding, if any Fraudulent Transfer Law (as hereinafter defined) is determined by a court of competent jurisdiction to be applicable to the obligations of the Guarantor under this Deed of Guarantee and Indemnity, such obligations of the Guarantor hereunder shall be limited to maximum aggregate amount equal to the largest amount that would not render its obligations hereunder subject to

5

avoidance as a fraudulent transfer or conveyance under Section 548 of the United States Bankruptcy Code or any applicable provision of comparable state law (collectively, the “Fraudulent Transfer Laws”).

(b)    Interest on sums demanded under this Deed of Guarantee and Indemnity

The Guarantor further agrees and undertakes unconditionally and irrevocably to pay interest to the Bank at the rate specified in, and calculated under, Article 3.02 (Interest on overdue sums) of the Finance Contract on any sum demanded under this Deed of Guarantee and Indemnity from its Due Date until its date of receipt by the Bank.

For the purposes of this Deed of Guarantee and Indemnity, “Due Date” means, in respect of any Guaranteed Sum, its due date for payment under this Deed of Guarantee and Indemnity, being at the latest the second (2nd) Business Day from the date of the demand made by the Bank with respect to such payment.

2.02	Waiver of defences

The obligations of the Guarantor under this Deed of Guarantee and Indemnity shall not be impaired, discharged or affected by an act, omission, matter or thing which, but for this Article 2.02, would reduce, release or prejudice any of its obligations under Article 2 (without limitation and whether or not known to it or the Bank) including:

(a)	any time, waiver or consent granted to, or composition with, the Guarantor, the Borrower or other person;

(b)	the release of the Guarantor, the Borrower or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)
the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, the Guarantor, the Borrower or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of the Guarantor, the Borrower or any other person;

(e)
subject to Article 7, any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of the Finance Contract, this Deed of Guarantee and Indemnity or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under the Finance Contract, this Deed of Guarantee and Indemnity or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under the Finance Contract, this Deed of Guarantee and Indemnity or any other document or security; or

(g)	any insolvency or similar proceedings.

2.03	Indemnity

As an original and independent continuing obligation, additional to and separate from those set out in Articles 2.01 and 2.02 above, and without prejudice to the validity or enforceability of those obligations, the Guarantor unconditionally and irrevocably undertakes (as primary obligor and not merely as surety) that, if any Guaranteed Sum should not be recoverable from the Guarantor under Article 2.01 above for whatever reason (including as a result of such Guaranteed Sum being or becoming void, voidable, unenforceable or ineffective as against the Borrower for any reason whatsoever), and whether or not the reason may have been known to the Bank or any other person at any

6

time, the Guarantor shall, upon first written demand by the Bank, and as if it were a sole and independent obligor, compensate and hold harmless the Bank by way of a full indemnity for all loss, cost or liability incurred by the Bank resulting from the failure of the Borrower to make payment of any Guaranteed Sums in the amount and currency provided for by or pursuant to the Finance Contract, whether upon the normal due date, upon acceleration or otherwise.

2.04	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by the Borrower or the Guarantor under the Finance Contract or this Deed of Guarantee and Indemnity, regardless of any intermediate payment or discharge in whole or in part.

2.05	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of the Guarantor or the Borrower or any security for those obligations or otherwise) is made by the Bank in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of the Guarantor will continue or be reinstated as if the discharge, release or arrangement had not occurred.

2.06	Deferral of the Guarantor’s rights

Any claim which the Guarantor may have by way of contribution or indemnity arising from any payment hereunder, shall, prior to the full and irrevocable repayment of the Guaranteed Sums, be exercised by the Guarantor only if and to the extent that the Bank so requires and in such manner and upon such terms as the Bank may specify and the Guarantor shall hold any monies, rights or security held or received by it as a result of the exercise of any such rights on behalf of, and to the order of, the Bank for application in accordance with the terms of this Deed of Guarantee and Indemnity as if such monies, rights or security were held or received by the Bank under this Deed of Guarantee and Indemnity.

2.07    Additional security

The Guarantor’s obligations under this Deed of Guarantee and Indemnity are in addition to and are not in any way prejudiced by any other guarantee or security now or subsequently held by the Bank.

2.08	Application of payments

Any money received by the Bank in connection with this Deed of Guarantee and Indemnity may be placed by the Bank to the credit of a suspense account with a view to preserving the right of the Bank to prove for the whole of the claims against the Borrower or may be applied by the Bank in or towards satisfaction of such of the Guaranteed Sums as the Bank in its absolute discretion may from time to time determine; provided, however, that if any such money, being freely disposable by the Bank, is not applied towards satisfaction of the Guaranteed Sums for which payment of the money was made hereunder, the Guarantor's responsibility in respect of the Guaranteed Sums shall be discharged to the extent of such payment.

2.09	Representations and warranties of the Guarantor

The Guarantor represents and warrants to the Bank that:

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(a)
it is duly incorporated and validly existing as a corporation under the laws of the State of Delaware, United States of America, and it has power to carry on its business as it is now being conducted and to own its property and other assets;

(b)
it has the power to execute and deliver, and perform its obligations under, this Deed of Guarantee and Indemnity and all necessary corporate, shareholder and other action has been taken to authorise the execution, delivery and performance of the same by it;

(c)
the board of directors of the Guarantor is satisfied that the Guarantor is entering into this Deed of Guarantee and Indemnity for the purposes of its business and that its doing so benefits the Guarantor;

(d)
this Deed of Guarantee and Indemnity constitutes its legally valid, binding and enforceable obligations subject to any qualifications set out in the legal opinions provided to the Bank pursuant to Article 1.04 of the Finance Contract;

(e)	the execution and delivery of, the performance of its obligations under and compliance with the provisions of, this Deed of Guarantee and Indemnity do not and will not:

(i)	contravene or conflict with any applicable law, statute, rule or regulation, or any judgement, decree or permit to which it is subject;

(ii)
contravene or conflict with any agreement or other instrument binding upon it which might reasonably be expected to have a material adverse effect on its ability to perform its obligations under this Deed of Guarantee and Indemnity; and

(iii)	contravene or conflict with any provision of its constitutional documents;

(f)
the latest available consolidated audited financial statements of the Guarantor have been prepared in accordance with Applicable Accounting Standards and have been approved by its auditors as representing a true and fair view of the results of its operations for that year and accurately disclose or reserve, to the extent required in accordance with Applicable Accounting Standards, against all the liabilities (actual or contingent) of the Guarantor;

(g)	there has been no Material Adverse Change since 18 November 2014;

(h)	no event or circumstance which constitutes an event of default under Article 10.01 of the Finance Contract has occurred and is continuing unremedied or unwaived;

(i)
no litigation, arbitration, administrative proceedings or investigation is current or to its knowledge is threatened or pending before any court, arbitral body or agency which has resulted or if adversely determined is reasonably likely to result in a Material Adverse Change, nor is there subsisting against it or any of its Subsidiaries any unsatisfied judgement or award which has resulted or is reasonably likely to result in a Material Adverse Change;

(j)
it has obtained all necessary consents, authorisations, licences or approvals of governmental or public bodies or authorities in connection with this Deed of Guarantee and Indemnity, and in order to lawfully comply with its obligations hereunder, and all such consents, authorisations, licences or approvals are in full force and effect and admissible in evidence;

(k)	the Borrower, the Guarantor and any Subsidiary are in compliance with Article 6.01 of this Deed of Guarantee and Indemnity;

(l)
it is in compliance with Article 5.05(e) of this Deed of Guarantee and Indemnity and to the best of its knowledge and belief (having made due and careful enquiry) no material Environmental Claim has been commenced or is threatened against it or any member of the Group in relation to the Project;

(m)	it will not be required to make any deduction or withholding from any payment it may make under this Deed of Guarantee and Indemnity;

(n)
under the laws of its jurisdiction of incorporation, the claims of the Bank against it under this Deed of Guarantee and Indemnity will rank at least pari passu with the claims of all its other unsecured creditors save those whose claims are preferred by reason of any bankruptcy, insolvency, liquidation or other similar laws of general application;

(o)	under the laws of its jurisdiction of incorporation, it is not necessary that this Deed of Guarantee and Indemnity be filed, recorded or enrolled with any court or other

8

authority in such jurisdiction (save for a filing with the U.S. Securities and Exchange Commission, which shall be made by the Guarantor after the execution and delivery of this Deed of Guarantee and Indemnity) or that any stamp, registration or similar tax be paid on or in relation to this Deed of Guarantee and Indemnity;

(p)
it has not taken any corporate action nor have any other steps been taken or legal proceedings been started or (to the best of its knowledge and belief) threatened against it for its winding-up, dissolution, administration or reorganisation or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of it or of a material part of its assets or revenues;

(q)
in any proceedings taken in its jurisdiction of incorporation in relation to this Deed of Guarantee and Indemnity, the choice of English law as the governing law of this Deed of Guarantee and Indemnity, the submission to the courts of England and any judgment obtained in England will be recognised and enforced, in each case subject to any qualifications set out in the legal opinions provided to the Bank pursuant to Article 1.04 of the Finance Contract; and

(r)
it has obtained all consents, authorisations, licences or approvals of governmental or public bodies or authorities in connection with its business activities, except where the failure to have such consents, authorisations, licences or approvals could not reasonably be expected to result in a Material Adverse Change, and all such consents, authorisations, licences or approvals are in full force and effect and admissible in evidence.

The representations and warranties set out above shall survive the execution of this Deed of Guarantee and Indemnity and are deemed repeated on each Disbursement Request, Disbursement Date and on each Payment Date under the Finance Contract.

2.10	Covenants of the Guarantor

In addition and without prejudice to the covenants and undertakings made by the Guarantor elsewhere in this Deed of Guarantee and Indemnity, the Guarantor agrees that until all of the Guaranteed Sums have been fully, unconditionally and irrevocably paid or discharged:

(a)	the Guarantor shall:

(i)	not seek to enforce any obligation owed to the Guarantor by the Borrower which arises by virtue of the discharge by the Guarantor of its obligations hereunder;

(ii)
pay to the Bank all distributions in liquidation or otherwise received by it from or for the account of the Borrower in respect of any obligation referred to in sub-paragraph (i) above; the Bank shall apply such sums to reduce the outstand-ing Guaranteed Sums in such sequence as it may decide;

(iii)
not exercise any claim for payment against the Borrower or right of subrogation in either case as a result of any payment hereunder to the rights of the Bank under the Finance Contract or any security granted in connection therewith;

(iv)
not bring legal or other proceedings for an order requiring the Borrower to make any payment or perform any obligation in respect of which the Guarantor has given a guarantee, undertaking or indemnity under this Deed of Guarantee and Indemnity; and

(v)	not claim or prove as a creditor of the Borrower or any other person or its estate in competition with the Bank.

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(b)
the Guarantor shall hold any monies, rights or security held or received by the Guarantor as a result of the exercise of any such rights of recourse on behalf of, and to the order of, the Bank for application in accordance with the terms of this Deed of Guarantee and Indemnity as if such monies, rights or security were held or received by the Bank under this Deed of Guarantee and Indemnity;

(c)
the Guarantor shall obtain, comply with the terms of and do all that is necessary to maintain in full force and effect all authorisations, approvals, licences and consents required in or by the laws and regulations of its jurisdiction of incorporation to enable it lawfully to enter into and perform its obligations under this Deed of Guarantee and Indemnity and to ensure the legality, validity, enforceability and admissibility in evidence in its jurisdiction of incorporation and in England of this Deed of Guarantee and Indemnity;

(d)
the Guarantor shall not take any action which would cause any of the representations made in Article 2.09 above to be untrue in any material respect at any time during the continuation of this Deed of Guarantee and Indemnity;

(e)
the Guarantor shall notify the Bank of the occurrence of any event which results in or may reasonably be expected to result in any of the representations made in Article 2.09 above being untrue when made or when deemed to be repeated; and

(f)
the Guarantor shall not change its “centre of main interests” (as that term is used in Article 3(1) of the Council of the European Union Regulation No 1346/2000 on Insolvency Proceedings) from its jurisdiction of incorporation.

2.11	Acknowledgement

The Guarantor acknowledges that (a) it has entered into this Deed of Guarantee and Indemnity on the basis of its own assessment of the Borrower and its own assessment of the transactions contemplated in the Finance Contract, and any security provided in relation thereto, and (b) it has not been induced to enter into this Deed of Guarantee and Indemnity by any representation made by the Bank.

The Bank is not obliged to report to the Guarantor on the financial position of the Borrower or of any other guarantor or on any security provided. The Bank shall have no liability to the Guarantor for granting or disbursing the Credit, for cancelling or suspending, or not cancelling or suspending the Credit or for demanding or not demanding prepayment under the Finance Contract.

ARTICLE 3
Enforcement of Guarantee

3.01	Certificate conclusive

A certificate of the Bank as to any default by the Borrower in the payment of any Guaranteed Sums shall, in the absence of manifest error, constitute prima facie evidence of such default.

In any legal action arising out of this Deed of Guarantee and Indemnity, the certificate of the Bank as to any amount due to the Bank under this Deed of Guarantee and Indemnity shall, in the absence of manifest error, constitute prima facie evidence of such amount.

3.02    Guarantor’s obligations unconditional

The Guarantor undertakes to pay all sums due hereunder in full, free of set‑off or counterclaim. The Bank shall not be obliged to take any action or obtain judgment in any

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court against the Borrower or to have recourse to any other guarantee or any security or to make any demand of the Borrower or to make or file any claim or proof in a winding up or dissolution of the Borrower as a condition precedent to the enforcement by the Bank of this Deed of Guarantee and Indemnity.

ARTICLE 4
Information and Visits

4.01	Information concerning the Project

The Guarantor shall:

(a)    deliver to the Bank:

(i)	the information in content and in form, and at the times, specified in Schedule A.2 or otherwise as agreed from time to time by the parties to this Deed of Guarantee and Indemnity; and

(ii)
any such information or further document concerning the financing, procurement, implementation, operation and environmental matters of or for the Project as the Bank may reasonably require within a reasonable time;

provided always that if such information or document is not delivered to the Bank on time, and the Guarantor does not rectify the omission within a reasonable time set by the Bank in writing, the Bank may remedy the deficiency, to the extent feasible, by employing its own staff or a consultant or any other third party, at the Guarantor’s expense, and the Guarantor shall provide such persons with all assistance necessary for the purpose;

(b)
submit for the approval of the Bank without delay any material change to the Project, also taking into account the disclosures made to the Bank in connection with the Project prior to the signing of this Deed of Guarantee and Indemnity, in respect of, inter alia, costs, design, plans, timetable, or the expenditure programme or financing plan for the Project;

(c)	promptly inform the Bank of:

(i)
any action or protest initiated or any objection raised by any third party or any genuine complaint received by the Guarantor or any member of the Group or any material Environmental Claim that is to its knowledge commenced, pending or threatened against it or any member of the Group with regard to environmental or other matters affecting the Project;

(ii)	any fact or event known to the Guarantor, which may substantially prejudice or affect the conditions of execution or operation of the Project;

(iii)	a genuine allegation, complaint or information with regard to a Criminal Offence related to the Project;

(iv)	any non-compliance by it or any member of the Group with any Environmental Law applicable to the Project;

(v)	any non-compliance by it or any member of the Group with any required Environmental Approval applicable to the Project in material respect; and

(vi)	any suspension, revocation or modification of any Environmental Approval, and set out the action to be taken with respect to matters in (i) to (vi) above.

“Environment” means the following, in so far as they affect human health or social well-being:

(a)	fauna and flora;

(b)	soil, water, air, climate and the landscape; and

(c)	cultural heritage and the built environment,
and includes, without limitation, occupational and community health and safety matters and working conditions.

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“Environmental Approval” means any permit, licence, authorisation, consent or other approval required by Environmental Law.

“Environmental Claim” means any claim, proceeding, formal notice or investigation by any person in respect of any Environmental Law.

“Environmental Law” means:

(a)	EU law, standards and principles;

(b)	the national laws and regulations of Germany, Finland and France (as applicable); and

(c)	applicable international treaties,
in each case above, of which a principal objective is the preservation, protection or improvement of the Environment.

4.02	Information concerning the Guarantor

The Guarantor shall:

(a)    deliver to the Bank:

(i)
in the event that the Borrower has not already done so in accordance with Article 8.01 (Information concerning the Borrower) of the Finance Contract, each year (within 1 (one) month after their publication) the Borrower’s unaudited annual report, balance sheet, profit and loss account certified by the Borrower’s directors and, from time to time, such further information on the Borrower’s general financial situation as the Bank may reasonably require;

(ii)
as soon as available and in any event within 45 (forty-five) days (plus any extension period obtained by the Guarantor from the U.S. Securities and Exchange Commission for the filing of an equivalent periodic report) after the end of each of the first 3 (three) Fiscal Quarters of each Fiscal Year of the Guarantor, consolidated balance sheets of the Guarantor and its Subsidiaries, as of the end of such Fiscal Quarter and consolidated statements of income and cash flows of the Guarantor and its Subsidiaries, for the portion of the Fiscal Year then ended, setting forth in each case in comparative form the corresponding figures for the corresponding period of the preceding Fiscal Year, all in reasonable detail and duly certified (except as to the omission of footnotes and subject to year-end audit adjustments) by an authorized financial officer of the Guarantor as having been prepared in accordance with Applicable Accounting Standards;

(iii)
together with the financial statements delivered pursuant to (ii) above, a Compliance Certificate, in form and substance satisfactory to the Bank, signed by authorised representatives of the Borrower and the Guarantor confirming compliance with the financial covenants pursuant to Article 6.06A of the Finance Contract and Article 5.14 hereof (including evidence of such compliance and related calculations) and including necessary information for determining the applicable Margin;

(iv)
as soon as available and in any event within 90 (ninety) days (plus any extension period obtained by the Guarantor from the U.S. Securities and Exchange Commission for the filing of an equivalent periodic report) after the end of each Fiscal Year of the Guarantor, a copy of the annual audit report for such year for the Guarantor and its Subsidiaries, including therein consolidated balance sheets and consolidated statements of income and cash flows of the Guarantor and its Subsidiaries for such Fiscal Year, in each case reported on by KPMG LLC or other independent public accountants of recognized international standing (without a “going concern” or like qualification or exception) to the effect that such consolidated financial statements present fairly in all material respects the financial

12

condition and results of operations of the Guarantor and its consolidated Subsidiaries on a consolidated basis in accordance with Applicable Accounting Standards consistently applied;

(v)
together with the financial statements delivered pursuant to (iv) above, a Compliance Certificate, in form and substance satisfactory to the Bank, signed by authorised representatives of the Borrower and the Guarantor confirming compliance with the financial covenants pursuant to Article 6.06A of the Finance Contract and Article 5.14 hereof (including evidence of such compliance and related calculations) and including necessary information for determining the applicable Margin; and

(vi)	from time to time, such further information on the Guarantor’s general financial situation as the Bank may reasonably require;

(b)	ensure that its accounting records fully reflect the operations relating to the financing, execution and operation of the Project; and

(c)	inform the Bank immediately of:

(i)	any material alteration to the constitutional documents of the Borrower after the date of the Finance Contract and of the Guarantor after the date hereof;

(ii)
any fact which obliges the Borrower, the Guarantor or any other member of the Group to prepay any financial indebtedness in the amount in excess of USD 50,000,000 in the aggregate or any EU funding, except when such prepayment is (A) made by the Borrower, the Guarantor or any other member of the Group on a voluntary basis or when early redemption at the discretion of the Borrower, the Guarantor or any other member of the Group, as issuers, was originally foreseen in the documentation of the relevant capital markets instrument or (B) the result of the sale or other disposition of assets which secure such indebtedness;

(iii)	any event or decision that constitutes or may result in the events described in Article 4.03A of the Finance Contract;

(iv)
any intention on its part, or that of the Borrower or any Subsidiary, to create, incur, assume or suffer to exist any Lien on or with respect to any of its properties of any character, or those of the Borrower or any Subsidiary, in favour of a third party, save for Permitted Liens;

(v)
any intention on its part, or that of the Borrower or any Subsidiary, to relinquish ownership of any material component of the Project, save as permitted pursuant to this Deed of Guarantee and Indemnity;

(vi)	any fact or event that is reasonably likely to prevent the substantial fulfilment of any obligation of the Guarantor under this Deed of Guarantee and Indemnity;

(vii)	any event listed in Article 10.01 of the Finance Contract having occurred or being imminent;

(viii)	any litigation, arbitration, administrative proceedings or investigation, which is current, threatened or pending, which might reasonably be expected to result in a Material Adverse Change;

(ix)	any event or decision that constitutes or may result in an event described in Article 5.06, other than those described in Article 5.06(b);

(x)	any Merger Event; and

(xi)	any measure taken by the Guarantor or any other member of the Group pursuant to Article 5.05(f).

4.03	Visits by the Bank

The Guarantor shall, and shall procure that the Borrower and each member of the Group will, allow persons designated by the Bank, as well as persons designated by other institutions or bodies of the European Union when so required by the relevant mandatory provisions of European Union law, on reasonable notice

(a)	to visit the sites, installations and works comprising the Project;

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(b)	to interview representatives of the Borrower, the Guarantor and each member of the Group, and not obstruct contacts with any other person involved in or affected by the Project; and

(c)
to review the Borrower’s, the Guarantor’s and each member’s of the Group books and records in relation to the execution of the Project and be able to take copies of related documents to the extent permitted by law.

The Guarantor shall provide the Bank, or ensure that the Bank is provided, with all necessary assistance for the purposes described in this Article 4.03.

The Guarantor acknowledges that the Bank may be obliged to communicate information relating to the Borrower, the Guarantor, each member of the Group and the Project to any competent institution or body of the European Union in accordance with the relevant mandatory provisions of European Union law.

ARTICLE 5
Guarantor undertakings and representations

In addition and without prejudice to the undertakings and representations made by the Guarantor elsewhere in this Deed of Guarantee and Indemnity, the Guarantor agrees that the undertakings in this Article 5 remain in force from the date of this Deed of Guarantee and Indemnity for so long as any amount is outstanding under this Deed of Guarantee and Indemnity or the Finance Contract or the Credit is in force.

5.01    Use of Loan and availability of other funds

The Guarantor shall use, and shall procure that its Group will use, the proceeds of the Loan exclusively for the execution of the Project.

The Guarantor shall ensure that it and/or the Group has available to it the other funds set out in Recital 3 and that such funds are expended, to the extent required, on the financing of the Project.

5.02	Completion of the Project

The Guarantor shall ensure that the Project is carried out and implemented in accordance with the Technical Description as may be modified from time to time with the approval of the Bank, and that the Project is completed by the final date specified therein.

5.03	Increased cost of the Project

If the total cost of the Project exceeds the estimated figure set out in Recital 3, the Guarantor shall, or shall procure that the Borrower will, obtain the finance to fund the excess cost without recourse to the Bank, so as to enable the Project to be completed in accordance with the Technical Description. The plans for funding the excess cost shall be communicated to the Bank without delay.

5.04	Procurement procedure

The Guarantor undertakes to, and shall procure that any other member of the Group will, purchase equipment, secure services and order works for the Project (a) in so far as they apply to it or to the Project, in accordance with EU law in general and in particular with the relevant EU directives and (b) in so far as EU directives do not apply, by procurement procedures which, to the satisfaction of the Bank, respect the criteria of economy and efficiency.

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5.05	Continuing Project undertakings

The Guarantor shall, and shall procure that any other member of the Group will:

(a)	Maintenance: maintain, repair, overhaul and renew all property forming part of the Project as required to keep it in good working order, ordinary wear and tear excepted;

(b)
Project assets: unless the Bank has given its prior consent in writing, retain title to and possession of all or substantially all the assets comprising the Project or, as appropriate, replace and renew such assets and maintain the Project in substantially continuous operation in accordance with its original purpose; provided that the Bank may withhold its consent only where the proposed action would prejudice the Bank's interests as lender to the Borrower or would render the Project ineligible for financing by the Bank under its Statute or under Article 309 of the Treaty on the Functioning of the European Union;

(c)	Insurance: insure all works and property forming part of the Project with first class insurance companies in accordance with the most comprehensive relevant industry practice;

(d)	Rights and Permits: maintain in force all rights of way or use and all permits necessary for the execution and operation of the Project;

(e)	Environment:

(i)	implement and operate the Project in compliance with Environmental Law;

(ii)	obtain and maintain Environmental Approvals for the Project; and

(iii)	comply with any such Environmental Approvals in material respect, in each case above, if applicable and/or required for the Project. In case of non-compliance by any member of the Group with any undertaking under (i), (ii) or (iii) above, the Guarantor shall immediately notify the Bank thereof. If the non-compliance or circumstance giving rise to the non-compliance is capable of remedy and is remedied to the satisfaction of the Bank within 30 (thirty) Business Days from a notice served by the Bank on the Guarantor, such non-compliance shall not constitute a default under this Deed of Guarantee and Indemnity. In all other cases, a non-compliance by any member of the Group with any undertaking under (i), (ii) or (iii) above shall constitute a default under this Deed of Guarantee and Indemnity;

(f)
Integrity: take, within a reasonable timeframe, appropriate measures in respect of any member of its management bodies who has been convicted by a final and irrevocable court ruling of a Criminal Offence perpetrated in the course of the exercise of his/her professional duties, in order to ensure that such member is excluded from any activity in relation to the Loan or the Project; and

(g)
State aid: to the extent the financing of the Project includes state subsidies and/or grants, ensure that the provision of such funds is provided in compliance with all relevant European Union and national law and is duly authorised by the relevant authorities in case a notification is required pursuant to applicable law.

5.06	Disposal of assets

(a)
Except as provided below, the Guarantor shall not, and shall procure that neither the Borrower nor any Subsidiary will, either in a single transaction or in a series of transactions whether related or not and whether voluntarily or involuntarily dispose of any part of its assets.

(b)	Paragraph (a) above does not apply to:

(i)	sales of Inventory in the ordinary course of its business;

(ii)	sale or disposition of obsolete, worn-out or surplus equipment in the ordinary course of business;

15

(iii)	so long as no Event of Default has occurred and is then continuing, the sale of fixed assets in connection with Tax Incentive Transactions or New Market Tax Credit Transactions;

(iv)	transfers of assets among the Guarantor and its Subsidiaries in compliance with Article 6.06B of the Finance Contract and Article 5.15 of this Deed of Guarantee and Indemnity;

(v)	sales of Receivables in connection with factoring arrangements in the ordinary course of business; and

(vi)
so long as no Event of Default has occurred and is then continuing, the sale of any other assets by the Guarantor or any Subsidiary in an aggregate amount during any Fiscal Year of the Guarantor not exceeding 10% of the Consolidated Net Tangible Assets of the Guarantor as of the last day of such Fiscal Year and (ii) in an aggregate amount during the term of this Deed of Guarantee and Indemnity not exceeding 20% of the Consolidated Net Tangible Assets of the Guarantor at any time, in each case, other than assets forming part of the Project and all shares in Subsidiaries holding assets forming part of the Project, which may not be disposed of, unless such disposal is made to the Guarantor or to Subsidiaries of the Guarantor.

For the purposes of this Article, “dispose” and “disposal” include any act effecting sale, transfer, lease or other disposal.

5.07	Compliance with laws

The Guarantor shall procure that each member of the Group shall comply in all respects with all laws and regulations to which it or the Project is subject where failure to do so results or is reasonably likely to result in a Material Adverse Change. The foregoing is without prejudice to Articles 5.04, 5.05(e) and 5.05(g) of this Deed of Guarantee and Indemnity.

5.08	Change in business

The Guarantor shall ensure that the core business of the Guarantor and its Subsidiaries as a whole shall continue to be the manufacture, sale and financing of goods and services in the agricultural industry, together with any business substantially related, ancillary or incidental thereto.

5.09	Mergers

The Guarantor shall promptly inform the Bank upon occurrence of any Merger Event.

5.10    Taxes, duties and fees

The Guarantor shall procure that the Borrower shall pay all taxes, duties, fees and other impositions of whatever nature, including stamp duty and registration fees, arising out of the execution or implementation of the Finance Contract or any related document and the creation, perfection, registration or enforcement of any security for the Loan to the extent applicable.

The Guarantor shall procure that the Borrower shall pay all principal, interest, indemnities and other amounts due under the Finance Contract gross without any withholding or deduction of any national or local impositions whatsoever required by law or an agreement with a governmental authority or otherwise; provided that, if the Borrower is obliged to make any such withholding or deduction, the Guarantor shall procure that the Borrower will

16

gross up the payment to the Bank so that after deduction, the net amount received by the Bank is equivalent to the sum due.

5.11    Other charges

The Guarantor shall procure that the Borrower shall bear all charges and expenses, including professional, banking or exchange charges incurred in connection with the preparation, execution, implementation, enforcement and termination of the Finance Contract or any related document, any amendment, supplement or waiver in respect of the Finance Contract or any related document, and the amendment, creation, management, enforcement and realisation of any security for the Loan.

5.12    Ownership of the Borrower

The Guarantor shall at all times, directly or indirectly, hold 100% (one hundred per cent) of the issued share capital and voting rights in the Borrower.

5.13    Payment by the Borrower

The Guarantor shall procure that the Borrower shall repay all or part of the Loan forthwith, together with accrued interest and all other accrued or outstanding amounts, upon written demand being made by the Bank, in accordance with the provisions of Article 10 of the Finance Contract.

5.14    Financial covenants

(a)	Net Leverage Ratio. The Guarantor shall not allow, as of the end of each Fiscal Quarter, the Net Leverage Ratio to exceed 3.00 to 1.00.

(b)	Interest Coverage Ratio. The Guarantor shall maintain, as of the end of each Fiscal Quarter, an Interest Coverage Ratio of not less than 3.00 to 1.00.

5.15    Affiliate transactions

The Guarantor shall not, and shall procure that neither the Borrower nor any Subsidiary will, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, on terms and conditions less favourable to the Borrower, the Guarantor or such Subsidiary than those that could be obtained on an arm’s-length basis with a Person that is not such an Affiliate, except (a) transactions to the extent between or among the Guarantor and its Subsidiaries, (b) Restricted Payments permitted by Article 6.06C of the Finance Contract and Article 5.16 of this Deed of Guarantee and Indemnity, (c) increases in compensation and benefits for officers and employees of the Guarantor and its Subsidiaries which are customary in the industry or consistent with the past business practice of the Guarantor, or payment of customary directors’ fees and indemnities, and (d) transactions entered into in good faith and for legitimate business purposes with any Person that is an Affiliate by reason of the ownership by the Guarantor or any of its Subsidiaries of Equity Interests of such Person.

5.16    Restricted Payments

The Guarantor shall not, and shall procure that neither the Borrower nor any Subsidiary will, directly or indirectly declare or make any Restricted Payment if at the time of such Restricted Payment, after giving effect thereto, there shall exist an Event of Default; provided that (a) any Subsidiary of the Guarantor may make Restricted Payments to the Guarantor or any Subsidiary of the Guarantor and (b) to the extent any Subsidiary of the Guarantor is treated for tax purposes as a limited liability company, partnership or other

17

“pass-through” entity, such Subsidiary may make Restricted Payments required by the terms of its governing documents to be made during such period to the owners of Equity Interests in such Subsidiary to pay the tax liability of such Persons as a result of their ownership of Equity Interests in such Subsidiary for such period.

5.17    Indebtedness

The Guarantor shall not, and shall procure that neither the Borrower nor any Subsidiary will, create, assume, incur or otherwise become or remain obligated in respect of, or permit to be outstanding, any Indebtedness except:

(a)	Indebtedness under the AGCO Credit Agreement;

(b)	unsecured Indebtedness of the Guarantor under the 2036 Senior Subordinated Notes Documents and Senior Debt Documents, in each case, as of the date of this Deed of Guarantee and Indemnity;

(c)	unsecured Indebtedness under the European Term Loan Credit Agreement as of the date of this Deed of Guarantee and Indemnity;

(d)
intercompany Indebtedness among any of the Guarantor and the Subsidiaries; provided, (x) to the extent such Indebtedness is incurred by or an obligation of the Guarantor, such Indebtedness shall be unsecured and, upon the occurrence of an Event of Default, subordinated to the obligations of the Guarantor under this Deed of Guarantee and Indemnity and (y) to the extent such Indebtedness is incurred by or an obligation of the Borrower, such Indebtedness shall be unsecured;

(e)	Indebtedness incurred in connection with a New Market Tax Credit Transaction in an aggregate amount not to exceed USD 20,000,000;

(f)	Indebtedness under any Capitalized Leases in existence as of the date of this Deed of Guarantee and Indemnity; and

(g)
Indebtedness incurred after the date of this Deed of Guarantee and Indemnity so long as (i) no Event of Default exists or would result therefrom, (ii) the Borrower and/or the Guarantor (as applicable) determines after giving effect to the incurrence of such Indebtedness that it is in pro forma compliance with the financial covenants set forth in Article 6.06A of the Finance Contract and/or Article 5.14 of this Deed of Guarantee and Indemnity (as applicable), and (iii) such Indebtedness shall be unsecured except to the extent it is secured by a Permitted Lien. In the event any Indebtedness subject to this clause (g) is a revolving line of credit, the pro forma compliance shall be calculated based upon the maximum facility amount of such revolving credit facility, assuming it is fully drawn, in which case such pro forma compliance shall be satisfied for all future borrowings thereunder up to the amount of such maximum facility amount.

5.18    Restrictions on Subsidiaries

The Guarantor shall not permit any Subsidiary to enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or limits

(a)	the amount of dividends or other distributions with respect to any of its Equity Interests that may be paid by such Subsidiary to the Guarantor or another Subsidiary of the Guarantor,

(b)	the amount of loans that may be made by such Subsidiary to the Guarantor or another Subsidiary of the Guarantor,

(c)	the amount of payments by such Subsidiary on Indebtedness owing by such Subsidiary of the Guarantor to the Guarantor or another Subsidiary, or

(d)	the ability of such Subsidiary to transfer any of its properties or assets to the Guarantor or any other Subsidiary of the Guarantor,

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other than:

(i)
restrictions imposed under an agreement for the sale of all of the Equity Interests in a Subsidiary or for the sale of a substantial part of the assets of such Subsidiary, in either case to the extent permitted hereunder and pending the consummation of such sale,

(ii)
restrictions set forth in the AGCO Credit Agreement, the 2036 Senior Subordinated Notes Documents and the Senior Debt Documents as of the effective date of such documents and any similar restrictions set forth in documents governing Indebtedness permitted under Article 6.06D of the Finance Contract and Article 5.17 of this Deed of Guarantee and Indemnity,

(iii)	restrictions imposed by applicable law, the Finance Contract or this Deed of Guarantee and Indemnity,

(iv)
restrictions in any agreement with another Person relating to a joint venture conducted through a Subsidiary of the Guarantor in which such Person is a minority stockholder requiring the consent of such Person to the payment of dividends,

(v)
with respect to restrictions of the type described in clause (d) above, restrictions under agreements governing Indebtedness secured by a Lien not otherwise prohibited hereunder that limit the right of the debtor to dispose of the assets securing such Indebtedness,

(vi)
customary provisions contained in leases, licenses and other similar agreements entered into in the ordinary course of business that impose restrictions of the type described in clause (d) above on the property subject to such lease,

(vii)	customary anti-assignment provisions contained in agreements entered into in the ordinary course of business,

(viii)	customary subordination of subrogation, contribution and similar claims contained in guaranties permitted under AGCO Credit Agreement and hereunder,

(ix)
restrictions on the transfer, lease, or license of any property or asset of the Guarantor or any Subsidiary in effect on the date of this Deed of Guarantee and Indemnity that were entered into in the ordinary course of business, and

(x)
encumbrances or restrictions existing with respect to any Person or the property or assets of such Person acquired by the Guarantor or any Subsidiary of the Guarantor, provided that such encumbrances and restrictions were in existence immediately prior to such acquisition (and not created in contemplation thereof) and are not applicable to any Person or the property or assets of any Person other than such acquired Person or the property or assets of such acquired Person.

ARTICLE 6
Security

The undertakings in this Article 6 remain in force from the date of this Deed of Guarantee and Indemnity for so long as any amount is outstanding under the Finance Contract or this Deed of Guarantee and Indemnity or the Credit is in force.

6.01    Negative pledge

(a)
The Guarantor shall not, and shall ensure that neither the Borrower nor any Subsidiary will, create, incur, assume or suffer to exist any Lien on or with respect to any of its properties of any character, whether now owned or hereafter acquired, except Permitted Liens

(b)
The Guarantor shall, and shall ensure that the Borrower and any Subsidiary will, request the prior written consent of the Bank to create, incur, assume or suffer to exist any Lien other than a Permitted Lien on or with respect to any of its properties

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of any character, whether now owned or hereafter acquired. The consent of the Bank shall not be unreasonably refused or delayed on the condition that the obligations of the Borrower under the Finance Contract are secured equally and rateably prior to such Lien being provided to any third party lender.

6.02    Pari passu ranking

The Guarantor shall ensure that its payment obligations under this Deed of Guarantee and Indemnity rank, and will continue to rank, not less than pari passu in right of payment with all other present and future unsecured and unsubordinated obligations under any of its debt instruments except for obligations mandatorily preferred by law applying to companies generally.

6.03    MFL

If, for as long as any amount of the Loan remains outstanding, the Guarantor or any other member of the Group enters into any loan, bond or other form of financial indebtedness, or any obligation for the payment or repayment of money, in a principal amount exceeding EUR 100,000,000 (one hundred million euros), or the equivalent thereof in any other currency, which contains a More Favourable Clause which is either:

(a)	not included in the Finance Contract or this Deed of Guarantee and Indemnity,

(b)	is stricter than the relevant provisions of the Finance Contract or this Deed of Guarantee and Indemnity, or

(c)	is otherwise more favourable for third party creditors than the relevant provisions of the Finance Contract or this Deed of Guarantee and Indemnity, the Guarantor shall inform the Bank without delay and in any case within 10 (ten) Business Days following the conclusion or amendment of such contractual arrangement in writing and provide the text of such More Favourable Clause to the Bank. Such More Favourable Clause will be deemed to be incorporated into this Deed of Guarantee and Indemnity by reference, with effect as of the day when such More Favourable Clause became effective under the relevant contract (any such More Favourable Clause so adopted by reference into this Deed of Guarantee and Indemnity, an “Adopted Deed Clause”). Such Adopted Deed Clause shall not be amended, cancelled, or withdrawn without the prior written consent of the Bank, and the Guarantor shall upon the request of the Bank conclude an amendment to this Deed of Guarantee and Indemnity which incorporates the relevant Adopted Deed Clause.

In the event a More Favourable Clause becomes an Adopted Deed Clause under this Deed of Guarantee and Indemnity and, thereafter, such More Favourable Clause is either removed or amended to be less restrictive on the Borrower or the Guarantor or is otherwise less favorable to the third party creditors than such More Favorable Clause had previously been (a “Relaxed More Favourable Clause”), then, upon notice thereof by the Guarantor to the Bank together with the delivery of the text of such Relaxed More Favourable Clause to the Bank, (x) in the case of a More Favourable Clause originally subject to clause (a) above, such Adopted Deed Clause shall automatically cease to be effective under this Deed of Guarantee and Indemnity, (y) in the case of a More Favourable Clause originally subject to clauses (b) or (c) above, such Adopted Deed Clause shall automatically be deemed amended to conform to such Relaxed More Favorable Clause; provided, however, that the relevant provisions of this Deed of Guarantee and Indemnity shall not be deemed to be amended pursuant to this clause (y) to the extent that any such amendment would render such provision less restrictive on the Borrower or the Guarantor than such provision would have been had such original Adopted Deed Clause never been adopted (by reference or otherwise) into this Deed of Guarantee and Indemnity. The Bank shall, upon the request of the Guarantor, conclude an amendment to this Deed of Guarantee and Indemnity which deletes or amends, as the case may be, the relevant Adopted Deed Clause.

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This Article 6.03 shall not apply to:

(i)
any financial indebtedness incurred (x) from banks (other than multilateral development banks/IFIs) or (y) in form of bonds issued by any member of the Group, in each case in non-OECD countries by any member of the Group located and incorporated in a non-OECD country; and

(ii)	upstream guarantees by Massey Ferguson Corp. and The GSI Group, LLC under the AGCO Credit Agreement in the maximum aggregate amount of up to USD 1,155,000,000.

ARTICLE 7
Amendment to the Finance Contract

The Bank may agree to any amendment or variation to the Finance Contract if:

(a)
the amendment or variation does not increase the amounts payable by the Guarantor under this Deed of Guarantee and Indemnity or change the conditions under which such amounts are payable in any material respect; or

(b)	the amendment or variation consists of the extension of time for payment of a Guaranteed Sum of up to 3 (three) months; or

(c)
the Guarantor has given its prior written consent to the amendment or variation (which the Borrower has previously approved), provided that such consent may not be unreasonably refused or unreasonably delayed, and, without prejudice to the generality of Article 2.02, the Guarantor hereby confirms that it intends that the guarantee constituted by this Deed of Guarantee and Indemnity shall extend from time to time to any reasonable variation (however fundamental) of or amendment to the Finance Contract.

ARTICLE 8
Taxes, Charges and Expenses

8.01
The Guarantor shall bear its own costs of execution and implementation of this Deed of Guarantee and Indemnity and, without prejudice to the terms of Article 2, shall indemnify, reimburse and hold harmless the Bank against all:

(a)	taxes and fiscal charges, legal costs and other expenses incurred by the Bank in the execution, implementation, amendment or enforcement of this Deed of Guarantee and Indemnity; and

(b)
losses, charges and expenses to which the Bank may be subject or which it may properly incur under or in connection with the recovery from any person of sums expressed due under, pursuant to or in connection with this Deed of Guarantee and Indemnity.

8.02
The Guarantor shall make payments under this Deed of Guarantee and Indemnity gross without withholding or deduction on account of tax or fiscal charges, provided that, if the Guarantor is obliged by law to make any such withholding or deduction, the Guarantor shall gross up the payment to the Bank so that the net sum received by the Bank is equal to the sum demanded.

ARTICLE 9
Assignment

Any transfer, assignment or novation of liabilities by the Guarantor under this Deed of Guarantee and Indemnity shall be subject to the prior written consent of the Bank.

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ARTICLE 10
Jurisdiction

10.01	Law

This Deed of Guarantee and Indemnity, and any non-contractual obligations arising out of or in connection with it, shall be governed by, and construed in accordance with, English law.

10.02	Jurisdiction

(a)	The English courts have exclusive jurisdiction to settle any dispute in connection with this Deed of Guarantee and Indemnity.

(b)	The parties agree that English courts are the most appropriate and convenient courts to settle any such dispute in connection with this Deed of Guarantee and Indemnity.

(c)
References in this Article 10.02 to a dispute in connection with this Deed of Guarantee and Indemnity include any dispute as to the existence, validity or termination of this Deed of Guarantee and Indemnity.

10.03	Forum conveniens and enforcement abroad

The Guarantor:

(a)	waives any objection it may have to the English courts on grounds of inconvenient forum or otherwise as regards proceedings in connection with this Deed of Guarantee and Indemnity; and

(b)
agrees that a judgment or order of an English court in connection with this Deed of Guarantee and Indemnity is conclusive and binding on it and may be enforced against it in the courts of any other jurisdiction.

10.04	Waiver of immunity

The Guarantor irrevocably and unconditionally:

(a)	agrees not to claim any immunity from proceedings brought by the Bank against the Guarantor in relation to this Deed of Guarantee and Indemnity and to ensure that no such claim is made on its behalf;

(b)	consents generally to the giving of any relief or the issue of any process in connection with the proceedings as referred to in paragraph (a) above; and

(c)	waives all rights of immunity in respect of it or its assets.

10.05	Agent for service of process

(a)
The Guarantor hereby irrevocably appoints AGCO Ltd., Abbey Park, Stoneleigh, Kenilworth, CV8 2TQ, UK, as its agent for service of process under this Deed of Guarantee and Indemnity for service of process in any proceedings before the English courts in connection with this Deed of Guarantee and Indemnity.

(b)
If any person appointed as process agent under paragraph (a) above is unable for any reason to so act or if such appointment is terminated for any reason, the Guarantor must immediately, and in any event within 15 (fifteen) Business Days of the event taking place, appoint another agent on terms acceptable to the Bank. Failing this, the Bank may appoint another process agent for this purpose.

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(c)	To the maximum extent permitted by law, the Guarantor agrees that failure by a process agent to notify it of any process will not invalidate the relevant proceedings.

(d)	This Article 10.05 does not affect any other method of service allowed by law.

ARTICLE 11
Final Provisions

11.01	Invalidity

If at any time any term of this Deed of Guarantee and Indemnity is or becomes illegal, invalid or unenforceable in any respect, or this Deed of Guarantee and Indemnity is or becomes ineffective in any respect, under any jurisdiction, the illegality, invalidity, unenforceability or ineffectiveness of such term shall not affect:

(a)
the legality, validity or enforceability in that jurisdiction of any other term of this Deed of Guarantee and Indemnity or the effectiveness in any other respect of the remainder of this Deed of Guarantee and Indemnity in that jurisdiction; or

(b)
the legality, validity or enforceability in other jurisdictions of that or any other term of this Deed of Guarantee and Indemnity or the effectiveness of this Deed of Guarantee and Indemnity under such other jurisdictions.

11.02	Potentially avoided payments

If the Bank determines, acting reasonably, that an amount paid to the Bank under the Finance Contract is capable of being avoided or otherwise set aside on the liquidation or administration of the person by whom such amount was paid, then for the purposes of this Deed of Guarantee and Indemnity, such amount shall be regarded as not having been paid. If any discharge, release or arrangement (whether in respect of the Guaranteed Sums or any security therefor or otherwise) is made by the Bank in whole or in part on the faith of any payment, security or disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of the Guarantor under this Deed of Guarantee and Indemnity shall continue or be reinstated as if the discharge, release or arrangement had not occurred.

11.03	Currency conversion

In order to apply any sum held or received by the Bank in or towards payment of the Guaranteed Sums, the Bank may purchase an amount in another currency and the rate of exchange to be used shall be that at which, at such time as it considers appropriate, the Bank is able to effect such purchase.

11.04	Currency indemnity

If any sum due from the Guarantor under this Deed of Guarantee and Indemnity or any order or judgment given or made in relation to this Deed of Guarantee and Indemnity has to be converted from the currency (the “first currency”) in which the same is payable under this Deed of Guarantee and Indemnity or under such order or judgment into another currency (the “second currency”) for the purpose of (a) making or filing a claim or proof against the Guarantor, (b) obtaining an order or judgment in any court or other tribunal or (c) enforcing any order or judgment given or made in relation to this Deed of Guarantee and Indemnity, the Guarantor shall indemnify and hold harmless the Bank from and against any loss suffered or incurred as a result of any discrepancy between (i) the rate of exchange used for such purpose to convert the sum in question from the first

23

currency into the second currency and (ii) the rate or rates of exchange at which the Bank may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgment, claim or proof.

11.05	Remedies and waivers

No failure by the Bank to exercise, or any delay by the Bank in exercising, any right or remedy under this Deed of Guarantee and Indemnity shall operate as a waiver thereof nor shall any single or partial exercise of any such right or remedy prevent any further or other exercise thereof or the exercise of any other such right or remedy.

11.06	Rights cumulative

The rights and remedies provided by this Deed of Guarantee and Indemnity are cumulative and not exclusive of any rights or remedies provided by law.

11.07    Immediate recourse

The Guarantor waives any right it may have of first requiring the Bank to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Guarantor under this Deed of Guarantee and Indemnity. This waiver applies irrespective of any law or any provision of the Finance Contract or this Deed of Guarantee and Indemnity to the contrary.

11.08	Notices

Notices and other communications given hereunder (other than such as arise out of litigation) addressed to either party to this Deed of Guarantee and Indemnity shall be made by hand delivery, registered letter or facsimile to the address or facsimile number as set out below, or to such other address or facsimile number as a party previously notifies to the other in writing:

For the Bank	Attention: Ops - Central Europe Department 98-100 boulevard Konrad Adenauer L-2950 Luxembourg Facsimile: +352 4379 67197
For the Guarantor	Attention: Treasurer AGCO Corporation 4205 River Green Parkway Duluth, GA 30096 United States of America Facsimile: +1 770 813 6070

Each communication and document made or delivered by one party to another pursuant to this Deed of Guarantee and Indemnity shall be in English or accompanied by a translation into English which is certified (by an officer of the person making or delivering the same) as being a true and accurate translation.

11.09	Counterparts

This Deed of Guarantee and Indemnity may be executed in counterparts and such counterparts taken together shall constitute one and the same instrument.

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11.10	Entire agreement

The Finance Documents constitute the entire agreement between the Parties in relation to matters set out herein and supersede any previous agreements, whether express or implied, in relation thereto.
For the purposes of this Article:

(a)	“Finance Documents” means this Deed of Guarantee and Indemnity, and the Finance Contract; and

(b)	“Parties” means the Borrower, the Guarantor and the Bank.

11.11	Recitals, Schedules and Annexes

The Recitals form part of this Deed of Guarantee and Indemnity.

The following Schedules and Annex are attached hereto:

Schedule A.1	Technical Description

Schedule A.2	Reporting

Annex I	Evidence of the Authorisation of the Guarantor to Execute the Deed of Guarantee and Indemnity and Evidence of the Due Authorisation of the Signatories of the Guarantor

ARTICLE 12
Effectiveness

This Deed of Guarantee and Indemnity shall take effect as a deed on the date on which it is stated to be made above.

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IN WITNESS WHEREOF the parties hereto have caused this Deed of Guarantee and Indemnity to be executed and delivered as a deed in 4 (four) originals in the English language. This Deed of Guarantee and Indemnity has been initialled by Ms Dita Sole, Legal Counsel, on behalf of the Bank and ________________________, ________________________, on behalf of the Guarantor.

Executed and delivered as a deed for EUROPEAN INVESTMENT BANK acting by its authorised signatories:		Executed and delivered as a deed for AGCO CORPORATION acting by its authorised signatories:
E. Kamenitzer	W. Jardet	A. H. Beck	D. K. Williams

Witness: Name: Dita Sole Address: 98-100, boulevard Konrad Adenauer, Luxembourg L-2950	Witness: Name: Lynnette D. Schoenfeld Address: 4205 River Green Parkway Duluth, GA 30096

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Schedule A.1

Technical Description

Purpose, Location
The Project concerns the Group’s RDI expenditures related to agricultural tractors and engines. The main Project component aims at developing technical solutions to comply with new legislation requirements, namely reduction of exhaust emissions, reduction of operator and bystander noise levels, reduction of operator exposure to vibrations during operations as well as numerous future safety-related items linked to the vehicles’ homologation. The RDI activities will be carried out in the Group’s existing EU-based R&D facilities:
(i) Marktoberdorf, Germany (Fendt, tractors from 50 to 390 HP);
(ii) Beauvais, France (Massey Ferguson, tractors from 70 to 400 HP);
(iii) Suolahti, Finland (Valtra, tractors from 70 to 215 HP);
(iv) Linnavuori, Finland (AGCO Power, engines).

Description
The main sub-projects included in the Project are as follows:

(i) Marktoberdorf, Germany

Project name	Project description	Deliverables
X217	New emission technology in order to meet COMIIIB (Tier 4 interim) requirements	Reduce nitrogen oxide and particulate matter to meet Tier 4 interim requirements
X315	New emission technology in order to meet COMIV (Tier 4 final) requirements	Reduce nitrogen oxide and particulate matter to meet Tier 4 final requirements
	New driver place, new hydraulic concept, new features	Increase the overall efficiency of the machine
	Capability for bigger tyres	Increase scope of application
X320	New emission technology in order to meet COMV (Tier 5) requirements	Reduce nitrogen oxide and particulate matter to meet Tier 5 requirements
	New engine with increased horse power	Increase engine efficiency (fuel)
	CEA Guide implementation	Increase efficiency of material usage (seeds, fertilizer, pesticide, fuel, etc.)
X515	New emission technology in order to meet COMIV (Tier 4 final) requirements	Reduce nitrogen oxide and particulate matter to meet Tier 4 final requirements
X520	New emission technology in order to meet COMV (Tier 5) requirements	Reduce nitrogen oxide and particulate matter to meet Tier 5 requirements
X719	New emission technology in order to meet COMV (Tier 5) requirements	Reduce nitrogen oxide and particulate matter to meet Tier 5 requirements
	New engine and implementation of new CVT generation (TA190)	Increase fuel (energy) efficiency
	Improved/extended automation of driver place	Increase operator respectively overall machine efficiency
	CEA Guide implementation	Increase efficiency of material usage (seeds, fertilizer, pesticide, fuel, etc.)

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	Tyre pressure control system	Increase fuel efficiency (on- & off-road)
X820	New emission technology in order to meet COMV (Tier 5) requirements	Reduce nitrogen oxide and particulate matter to meet Tier 5 requirements
	CEA Guide implementation	Increase efficiency of material usage (seeds, fertilizer, pesticide, fuel, etc.)
X918	New emission technology in order to meet COMV (Tier 5) requirements	Reduce nitrogen oxide and particulate matter to meet Tier 5 requirements
	New engine and implementation of new CVT generation (TA300)	Increase fuel (energy) efficiency
	New hydraulic concept	Increase fuel efficiency
X1015	New model range in the range 400 - 500 HP, mainly used for heavy pulling but also maintaining the Fendt-specific all-round capability like for transport etc	Provide efficient Fendt Technology in a new model range
	New emission technology in order to meet COMIV (Tier 4 final) requirements	Reduce nitrogen oxide and particulate matter to meet Tier 4 final requirements
X1019	New emission technology in order to meet COMV (Tier 5) requirements	Reduce nitrogen oxide and particulate matter to meet Tier 5 requirements
SPFH	New emission technology in order to meet COMV (Tier 5) requirements	Reduce nitrogen oxide and particulate matter to meet Tier 5 requirements
	New Model Katana 45	Provide efficient Fendt Technology in a new model range
	New Technology NIR-Sensor	Mixture measurement for efficiency in harvesting and further processing
TA190	Module Development of new CVT generation	Increase fuel (energy) efficiency
TA300	Module Development of new CVT generation	Increase fuel (energy) efficiency
TA - MT 700	Module Development of new CVT generation for track tractors	Provide fuel efficient technology to track tractors
TA - MT 800	Module Development of new CVT generation for track tractors	Provide fuel efficient technology to track tractors
Section Control	Module Development for automatic switching of sections of an implement based on GPS position and desired degree of overlap	Increase efficiency of material usage (seeds, fertilizer, pesticide, fuel, etc.)
CEA Guide	Module Development of automatic guidance system	Increase efficiency of material usage (seeds, fertilizer, pesticide, fuel, etc.)
Research projects - Robotics	MARS SMART-E	Increase efficiency of material usage (fertilizer, pesticide, seeds, fuel, etc.) and Resources

(ii) Bea

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uvais, France

(ii) Beauvais, France

Project name	Project description	Deliverables
Reliability	All engineering efforts to cover current product maintenance and reliability improvement. New features requested by product management during serial production
SRT1 4 cylinder T4 final
Due to emission legislation Tier 4 final has to be implemented onto the big 4cyl tractors MF/Challenger/Iseki up to 130kW New CVT installation bringing additional lift capacity and new hydraulic installation
New 6700 range T4F compliant New hydraulic installation with new features. New CVT with new features
ERT 4 cylinders T4 final	Due to emission legislation Tier 4 final has to be implemented onto the small 4cyl tractors MF/Iseki up to 95kW	New 5700 range 4cyl T4F compliant New hydraulic installation with new features
ERT1 4 cylinders T4 final	Due to emission legislation Tier 4 final has to be implemented onto the small 4cyl tractors MF up to 80kW. New hydraulic installation. HP increase	New 5700 range 4cyl T4F compliant New hydraulic installation with new features. New front axle suspension. Max horse power increase
SRT2 6 cylinders T5
Due to emission legislation Tier 5 has to be implemented onto the 6cyl tractors. In addition the new range has to be compliant with the mother regulation (incl. ABS compatibility)
New range of transmissions and engines. New cab and hood design

(iii) Suolahti, Finland

Project name	Project description	Deliverables
Tier 4 Final	Engine series (56<P<365kW) designed to meet Tier IV Final emission legislation	Fulfil Tier IV final emission requirement (engine development, testing, validation and application work)
AP 3000	New base engine series designed to meet Tier V Final emission legislation (56<P<250 kW)	As an integration with EAT system AP300 series is designed to meet Tier V requirement, low cost, Low total cost of ownership, superior performance, good durability
Big bore	New base engine series designed to meet Tier V Final emission legislation (184<P<405kW)	As an integration with EAT system BB upgrade series is designed to meet Tier V requirement, superior total cost of ownership, superior performance, superior durability
Engine After Treatment (including StageV)	New after treatment system designed for following engine platforms: current Tier 4 Final, New AP3000, New Big Bore upgrade and Eco platform	Fulfil Tier V final emission requirement together with base engine technology, to develop simple and reliable Diesel Particulate Filter system

(iv) Linnavuori, F

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inland

(iv) Linnavuori, Finland

Project name	Project description	Deliverables
Tier IV final emissions, Cab Phase 11 (VT11)	Tier 4 Final 6-cyl (66 and 74 Engines)	To meet Tier IV final requirement
	150 - 235 HP	SOP Q4 2014
New Cab, New design of front end, Product range shift up to T234
New hydraulic options, LS with mechanical spool valves
3 speed PTO, New transmission control interface
Tier IV final emissions, Cab Phase 11 (VN12a)	Tier4 Final 3- and 4-cyl (33, 44 and 49 Engines)	To meet Tier IV final requirement
	90 - 180 HP	SOP Q3 2015 (VN12a 4 cyl)
	New outlook, design aligned with VT11	SOP Q2 2016 (VN12b 3 cyl)
3 PS replaced with 5 PS
3 cylinder common pilot project (VN12b)	Introduce CM08 Phase 2 cabin version in Small N-series (carry over from VN12a)	Gradually replace all N3 models during 2015-2016
	Introduce optional 3-speed rear PTO (carry over from VN12a and VT11)	VN12b will be AGCO pilot project for common front-end design. It will be done jointly with MF Z19A project
Robotized creeper and GSPTO (carry over from VN12a and VT11)
Change EGR technology to SCR Only
Next generation A, (VA13)	Global AGCO project will deliver also Valtra models as a new A-series	SOP Q4 2016
Replacement for existing A3-series
70 - 130 HP
Valtra brand specific cab
New design of front end
N, T and S range (VT16 and VS16, CEA)	Modernization of user interface	SOP Q1 / 2017
Meet EU Tractor mother regulations
AGCO common electric architecture
AGCO global S-platform (volume)	Stage 5 4-cyl	SOP Q3 / 2019
AGCO global M-platform (volume)	Stage 5 6-cyl	SOP Q1 / 2019
Research and advance	Betra

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engineering
Reliability	Engineering efforts to cover current product maintenance and reliability improvement

Calendar
The Project will be carried out in the period 1 January 2015 - 31 December 2018.

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Schedule A.2

Reporting

1.	Dispatch of information: designation of the responsible person
The information below has to be sent to the Bank under the responsibility of:

Financial/Technical Contact
Company	AGCO Corporation
Contact person	Iain WATSON
Title	Mr.
Function / Department financial and technical	Assistant Treasurer EAME/APAC
Address	Abbey Park, Stoneleigh, Kenilworth CV8 2TQ, UK
Phone	+44 2476852549
Fax	+44 2476852640
Email	iain.watson@agcocorp.com

The above-mentioned contact person(s) is (are) the responsible contact(s) for the time being.
The Guarantor shall inform the Bank immediately in case of any change.

2.	Miscellaneous

In case of a shortfall in the total estimated Project costs of EUR 408,900,000:  The Guarantor may provide for the approval of the Bank an overview of R&D activities of similar nature to the ones included in the Technical Description that could replace sub-projects, which have been discontinued or deprioritized.

3.	Information on the Project’s implementation
The Guarantor shall deliver to the Bank the following information on Project progress during implementation at the latest by the deadline indicated below.

32

Document / information	Deadline	Frequency of reporting
Project Progress Report
A brief update on the Technical Description, explaining the reasons for significant changes vs. initial scope;
Update on the date of completion of each of the main Project’s components, explaining reasons for any possible delay;
Update on the cost of the Project, explaining reasons for any possible cost increases vs. initial budgeted cost;
A description of any major issue with impact on the environment;
A short update about the relevant demand and technology trends in the agricultural machinery industry and specifically for the promoter;
Any significant issue that has occurred and any significant risk that may affect the Project’s operation;
Any legal action concerning the Project that may be on-going.
	March 31st, 2017	Intermediate report

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4.	Information on the end of works
The Guarantor shall deliver to the Bank the following information on Project completion and initial operation at the latest by the deadline indicated below.

Document / information	Date of delivery to the Bank
Project Completion Report, including:
A brief description of the technical characteristics of the Project as completed, explaining the reasons for any significant change;
The date of completion of each of the main Project’s components, explaining reasons for any possible delay;
The final cost of the Project, explaining reasons for any possible cost increases vs. initial budgeted cost;
The number of new jobs created by the Project: both jobs during implementation and permanent new jobs created;
A description of any major issue with impact on the environment;
A short update about the relevant demand and technology trends in the agricultural machinery industry and specifically for the promoter;
The following information for the update of the Bank’s monitoring indicators:
An estimate of the number of FTEs employed by the promoter during the implementation of the R&D project (2015-2018);
An estimate of the number of new jobs created by the promoter (if any) in R&D and operations in Europe over the Project period;
The number of patent applications and patents granted during the period 2015-2018 in relation to the Project or at corporate level (globally);
The number of collaborations with universities and research institutes (Europe);
The promoter’s WACC[1] (average cost of capital - before taxes) and ROIC[2], as a proxy for minimum return on investment of RDI at portfolio level, in the period 2015-2018;
Any significant issue that has occurred and any significant risk that may affect the Project’s operation;
Any legal action concerning the Project that may be on-going.
March 31st, 2019

Language of reports	English

__________________________________
1 Weighted Average Cost of Capital.
2 Return on Invested Capital.

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ANNEX I

EVIDENCE OF THE AUTHORISATION OF THE GUARANTOR
TO EXECUTE THE DEED OF GUARANTEE AND INDEMNITY AND EVIDENCE OF THE DUE AUTHORISATION OF THE SIGNATORIES OF THE GUARANTOR

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Schedule E

Form of Compliance Certificate

To:	European Investment Bank

From:	AGCO Corporation / AGCO International Holdings B.V.

Date:	<>

Subject:
Finance contract between European Investment Bank and AGCO International Holdings B.V. dated <> (the “Finance Contract”), and Deed of Guarantee and Indemnity between European Investment Bank and AGCO Corporation dated <> (the “Guarantee Agreement”)

FI number 31.593        Serapis number 2011 0159
________________________________________________________________________________

Dear Sirs,
We refer to the Finance Contract and the Guarantee Agreement. This is a Compliance Certificate. Terms defined in the Finance Contract and the Guarantee Agreement have the same meaning when used in this Compliance Certificate.
We hereby confirm:

(i)	[insert details and computations of covenants to be certified];

(ii)	[include other relevant evidence as per Article 8.01(a) of the Finance Contract and Article 4.02(a) of the Guarantee Agreement].

Yours faithfully,

For and on behalf of AGCO Corporation

[]    []

For and on behalf of AGCO International Holdings B.V.

[]    []

Annex I

Borrower’s resolutions of the board of managing directors and the sole shareholder, the extract (uittreksel) from the Dutch Commercial Register (Handelsregister) of the Borrower and authorisation of signatories